Exhibit 10.1

FINAL VERSION

BUSINESS TRANSFER AGREEMENT

by and among

MAGNACHIP SEMICONDUCTOR S.A.

MAGNACHIP SEMICONDUCTOR, LTD.

and

MAGNUS SEMICONDUCTOR, LLC

Dated as of March 31, 2020

i

Exhibits

Exhibit A – Subsidiary Transferors

Exhibit B – Balance Sheet Rules

Exhibit C – Bill of Sale and Assignment and Assumption Agreement

Exhibit D – Current Assets and Current Liabilities

Exhibit E – Intellectual Property Assignment Agreement

Exhibit F – Patent Cross-License Agreement

Exhibit G-1 – Transition Services Agreement (Buyer to MSK)

Exhibit G-2 – Transition Services Agreement (MSK to Buyer)

Exhibit H-1 – Foundry Services Agreement (Buyer to MSK)

Exhibit H-2 – Foundry Services Agreement (MSK to Buyer)

Exhibit I – Buyer Escrow Agreement

Exhibit J – Lease Agreement for R Building

Exhibit K – Epitaxy Wafer Service Agreement

Exhibit L – Transitional Trademark License Agreement

Exhibit M – W&I Insurance Policy

Exhibit N – Trade Payables

Exhibit O – Material Business IT Systems

Exhibit P – Factory (Kun) Mortgage Agreement

Disclosure Letters

Seller Disclosure Letter

v

BUSINESS TRANSFER AGREEMENT

BUSINESS TRANSFER AGREEMENT, dated as of March 31, 2020 (this “Agreement”), by and among Magnus Semiconductor, LLC, a Korean limited liability company (the “Buyer”), and MagnaChip Semiconductor S.A., a Luxembourg société anonyme (the “Seller”) and MagnaChip Semiconductor, Ltd., a Korean limited liability company and a wholly-owned Subsidiary of the Seller (“MSK”).

RECITALS

WHEREAS, MSK and the other wholly owned Subsidiaries of the Seller listed on Exhibit A (each of MSK and such other Subsidiaries, a “Subsidiary Transferor” and collectively, the “Subsidiary Transferors”) are engaged in, among other things, the Business; and

WHEREAS, the Seller and MSK desire to sell, directly and through the Subsidiary Transferors, to the Buyer, and the Buyer desires to purchase from MSK and the other Subsidiary Transferors, certain assets constituting the Business, and the Buyer desires to acquire such assets and to assume certain liabilities related to the Business, in each case upon the terms and conditions contained in this Agreement (the “Transaction”).

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions. As used in this Agreement, the following terms have the following meanings:

(a)    “Accounting Methodology” means the agreed upon accounting principles, methods and/or practices utilized in preparing the Business Balance Sheet, applied on a consistent basis.

(b)    “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person; provided, that, neither any Person that owns equity securities of MagnaChip Semiconductor Corporation, a Delaware corporation and the ultimate parent of the Seller (“MagnaChip ListCo”), nor any Affiliate of such Person shall be deemed to be an Affiliate of the Seller solely by virtue of such Person’s ownership of equity securities of MagnaChip ListCo. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any Person, means possession of the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(c)    “Ancillary Agreements” means each of (i) the Bill of Sale and Assignment and Assumption Agreement; (ii) the Intellectual Property Assignment Agreement; (iii) the Patent Cross-License Agreement, (iv) the Transition Services Agreements, (v) the Foundry Services Agreement (Buyer to MSK), (vi) the Foundry Services Agreement (MSK to Buyer), (vii) the Buyer Escrow Agreement, (viii) the Lease Agreement for R Building, (ix) the Epitaxy Wafer Service Agreement, (x) the Transitional Trademark License Agreement, (xi) Factory (Kun) Mortgage Agreement, and (xii) any other deeds, conveyances, bills of sale, notice of assignments, assurances and other instruments and documents necessary to effect the sale, conveyance, and transfer of the Purchased Assets to the Buyer.

(d)    “Applicable Exchange” means the New York Stock Exchange or the Korea Exchange, as applicable.

(e)    “Balance Sheet Date” means September 30, 2019.

(f)    “Balance Sheet Rules” means, collectively, the Accounting Methodology and the rules set forth on Exhibit B; provided that in the event of any conflict between the Accounting Methodology and the agreed upon rules set forth on Exhibit B, the agreed upon rules set forth on Exhibit B shall govern.

(g)    “Bill of Sale and Assignment and Assumption Agreement” means a bill of sale and assignment and assumption agreement, with respect to the Purchased Assets and the Assumed Liabilities of the Subsidiary Transferors, in substantially the form attached hereto as Exhibit C.

(h)    “Business” means the business of providing Foundry Services, which business is primarily conducted at the fabrication facility located in Cheongju, Korea known as “Fab 4”, as presently conducted by the Subsidiary Transferors. For the avoidance of doubt, “Business” includes Foundry Services conducted at the fabrication facility located in Gumi, Korea known as “Fab 3” but does not include Fab 3 or the business conducted by the Seller’s Standard Products Group.

(i)    “Business Day” means any day other than Saturday, Sunday or a day on which commercial banks in New York, New York or Seoul, Korea are authorized or required by Law to close.

(j)    “Business Employee” means any employee of one of the Subsidiary Transferors who primarily performs his or her services for, or with respect to, the Business as of the Closing Date (including any employees on a Permitted Leave).

(k)    “Business Material Adverse Effect” means any event, occurrence, fact, condition or change that, individually or in the aggregate, (x) has, or would reasonably be expected to have, a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Business, Purchased Assets or Assumed Liabilities, taken as a whole, or (y) has materially impaired or delayed, or would reasonably be expected to materially impair or delay, the ability of the Seller and MSK to consummate the Transaction; provided, that the term “Business Material Adverse Effect” shall not include any such effect relating to or arising from (i) any national, international or any foreign or domestic regional economic, financial, social or political conditions (including changes therein) or events in general, including any epidemic, plague, pandemic or other outbreak of illness or other public health event, (ii) changes in any financial, debt, credit, capital or banking markets or conditions (including any disruption thereof), (iii) changes in currency or exchange rates, (iv) changes in the industries in which the Business operates or general or seasonal fluctuations in the Business, (v) any change in, or failure of the Seller, any of the Subsidiary Transferors or the Business to meet, or the publication of any report regarding, any internal or public projections, forecasts, budgets or estimates of or relating to the Business for any period (it being understood that the underlying causes of such decline or failure may, if they are not otherwise excluded from the definition of Business Material Adverse Effect, be taken into account in determining whether a Business Material Adverse Effect has occurred), (vi) the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism or military conflicts, whether or not pursuant to the declaration of an emergency or war, (vii) the existence, occurrence or continuation of any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters, (viii) the execution, announcement, performance or existence of this Agreement, the identity of the parties hereto or any of their respective Affiliates or Representatives, the taking or not taking of any action to the extent required by this Agreement or the pendency or contemplated consummation of the Transaction or the other transactions contemplated by this Agreement, including the taking or not taking of any action in connection with the IT Separation or any failure to complete the IT Separation prior to the Closing, (ix) compliance by the Seller and its Subsidiaries with the terms of this Agreement, including the failure to take any action restricted by this Agreement, (x) any actions taken, or not taken, with the consent, waiver or at the request (each in writing) of the Buyer or any action taken to the extent expressly permitted by this Agreement (including Section 6.5), (xi) any actions taken by the Buyer, its Affiliates or any of their respective representatives or financing sources after the date hereof, and/or (xii) any effect that is cured by the Seller prior to the termination of this Agreement, except, in the case of sub-clauses (i), (ii), (iii), (iv), (vi) or (vii), to the extent any such effect has a disproportionate adverse impact on the Business, taken as a whole, relative to other similarly situated Persons in the industries in which the Business operates; provided, further, that with respect to references to Business Material Adverse Effect in the representations and warranties set forth in Section 4.5 and Section 4.6, the exceptions set forth in sub-clauses (viii) and (ix) shall not apply.

(l)    “Business Product” means any current product or service made and sold by the Business.

(m)    “Buyer Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate, has materially impaired or delayed, or would reasonably be expected to materially impair or delay, the ability of the Buyer to consummate the Transaction.

(n)    “Buyer Related Party” means (i) the Buyer or (ii) any of its Affiliates.

(o)    “Closing Working Capital” means the Working Capital as of 12:01 a.m. in Seoul, Korea on the Closing Date, rounded up to millions of KRW.

(p)    “Code” means the United States Internal Revenue Code of 1986.

(q)    “Contract” means any contract, agreement, indenture, note, bond, loan, lease, sublease, conditional sales contract, mortgage, license, sublicense, obligation, promise, undertaking, commitment or other binding arrangement (in each case, whether written or oral).

(r)    “Current Assets” means as of any date of determination hereunder, the current assets of the Business, which current assets shall include only the line items set forth on Exhibit D under the heading “Current Assets” and no other assets, except as set forth in Exhibit B.

(s)    “Current Liabilities” means, as of any date of determination hereunder, the current liabilities of the Business, which current liabilities shall include only the line items set forth on Exhibit D under the heading “Current Liabilities” and no other liabilities, except as set forth in Exhibit B.

(t)    “Daily Exchange Rate” means the USD to KRW (or vice versa as the case may be) exchange rate published at 2:00 PM (Seoul time) on the website of BFIX: Bloomberg FX Fixings (or its successor institution) on a given day.

(u)    “Enforceability Exceptions” means (i) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws of general applicability affecting creditors’ rights generally and (ii) general principles of equity.

(v)    “Environmental Law” means any national, provincial, regional, federal, state, municipal or local Law of the Governmental Authority with regards to the protection, investigation or restoration of the environment (including natural resources), including the manufacture, processing, distribution, use, generation, treatment, storage, handling, presence, disposal, transportation, release or management of the Hazardous Substances, including but not limited to, the “Act on Allocation and Trading of Greenhouse Gas Emissions Allowances”, the “Chemicals Contract Act”, and the “Act on Remediation and Compensation for Damages arising from Environmental Contamination”, in each case as in effect from time to time on or prior to the Closing.

(w)    “Epitaxy Wafer Service Agreement” means that certain epitaxy wafer service agreement in substantially the form attached hereto as Exhibit K.

(x)    “Final Working Capital” means the Closing Working Capital as finally agreed or determined in accordance with Section 2.6.

(y)    “Foundry Services” means semiconductor manufacturing services provided by a foundry company to its third-party customers on the manufacture of discrete semiconductors, integrated circuits or other semiconductors (including microelectromechanical systems (MEMS), image sensors, etc.) designed by such customers.

(z)    “Foundry Services Agreement (Buyer to MSK)” means that certain foundry services agreement in substantially the form attached hereto as Exhibit H-1.

(aa)    “Foundry Services Agreement (MSK to Buyer)” means that certain foundry services agreement in substantially the form attached hereto as Exhibit H-2.

(bb)    “Governmental Authority” means: any federal, state, local, municipal, foreign or international government or governmental authority, quasi-governmental entity of any kind, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private), in each case, to the extent that the rules, regulations or orders of such organization or authority have the force of Law.

(cc)    “Hazardous Substance” means: any material that is regulated under any Environmental Law as or is defined pursuant to any Environmental Law to be “hazardous”, “toxic”, a “contaminant”, a “pollutant”, or Korean words with similar or equivalent meaning.

(dd)    “Indemnified Loss” means any Loss incurred as a result of (i) any inaccuracy in or breach of any Indemnified Warranty by the Seller, (ii) any breach of, or failure by the Seller or MSK to perform any of their respective covenants in Article VI, Article VII and Article VIII, or (iii) any Excluded Liability.

(ee)    “Indemnified Party” means any Seller Indemnified Party or any Buyer Indemnified Party, as the case may be.

(ff)    “Indemnifying Party” means any Person from which an Indemnified Party is seeking indemnification pursuant to the provisions of this Agreement.

(gg)    “Indemnified Warranty” means any representation or warranty of the Seller in Section 4.15(b) or Section 4.22 of this Agreement.

(hh)    “Intellectual Property” means any and all rights in, arising out of, or associated with any intellectual property and proprietary rights in any jurisdictions throughout the world, including: (i) patents, pending and unfiled patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”), (ii) trademarks or service marks, brands, certification marks, logos, internet domain names, trade dress, trade names, and other similar indicia or source of origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”), (iii) copyrights and works of authorship, whether or not copyrightable and all registrations, applications for registration (including design rights), and renewals of any of the foregoing (“Copyrights”), (iv) Rights in software programs and computer and electronic data processing programs, including source code, object code and related documentation and specifications (“Software”), and (v) trade secrets, confidential and proprietary information and Know-How, whether or not reduced to practice.

(ii)    “Intellectual Property Assignment Agreement” means that certain intellectual property assignment agreement in substantially the form attached hereto as Exhibit E.

(jj)    “IP License” means any Contract between any Subsidiary Transferor and a third party, the principal purpose of which is to grant a license to Intellectual Property.

(kk)    “Know-How” means any and all know-how, technology, processes, technical information, design, chip layout, data, formulae, documentation, drawings, plans, specifications, formulations, methods, procedures and reports, and other general and specific knowledge, experience, techniques and information, in any forms or media.

(ll)    “Knowledge” means, when used with respect to the Seller, the actual knowledge of, the Persons set forth in Section 1.1(ll)(A) of the Seller Disclosure Letter, after reasonable inquiry of such Person’s respective subordinates who directly report to such Person, including those set forth in Section 1.1(ll)(B) of the Seller Disclosure Letter who are reasonably expected to have knowledge of the relevant inquiry.

(mm)    “Korea” means the Republic of Korea.

(nn)    “KRW” means the official currency of Korea. Whenever conversion between KRW to USD is necessary for the implementation of any terms or conditions under this Agreement, such conversion shall be made at the exchange rate equal to the Daily Exchange Rate.

(oo)    “Labor Agreement” means the labor agreement ( ) which is part of the ancillary agreement to the collective bargaining agreement entered into between MSK and MagnaChip Semiconductor Labor Union.

(pp)    “Law” means any law, statute, ordinance, code, regulation, rule or other requirement of any Governmental Authority, and any Orders.

(qq)    “Lease Agreement for R Building” means that certain lease agreement for R Building in substantially the form attached hereto as Exhibit J.

(rr)    “Leased Real Property” means all Real Property leased, subleased or licensed by any Subsidiary Transferor as lessee, sub-lessee or licensee pursuant to the Real Property Leases.

(ss)    “Liabilities” means liabilities, obligations or commitments of any kind whatsoever, whether known, asserted, accrued, contingent, absolute, inchoate or otherwise.

(tt)    “Liens” means any mortgages, liens (statutory or other), pledges, security interests, claims, options, rights of first offer or refusal, charges or other title defects or encumbrances of any kind, including any restrictions on use, voting, transfer, receipt of income or exercise in respect of any property or asset.

(uu)    “Losses” means any and all damages, fines, fees, penalties, deficiencies, liabilities, claims, losses (including loss of value), demands, judgments, settlements, actions, obligations and costs and expenses (including interest, court costs of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment).

(vv)    “Multiemployer Plan” means (i) a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA and (ii) any other employee pension, health, welfare or other benefit plan which is sponsored or maintained by any Person other than the Seller or any of its Affiliates and to which the Seller or any of its Affiliates contributes or is required to contribute pursuant to the terms of a collective bargaining agreement or other Contract with any Union.

(ww)    “Non-Indemnified Claim” means any claim in relation to any inaccuracy in or breach of any Non-Indemnified Warranty.

(xx)    “Non-Indemnified Warranty” means any representation or warranty of the Seller in Article IV of this Agreement other than an Indemnified Warranty.

(yy)     “Orders” means any orders, decisions, judgments, writs, injunctions, decrees, awards or other determination of any Governmental Authority, whether temporary, preliminary or permanent.

(zz)    “Other Businesses” means all the businesses conducted immediately before the Closing by the Seller, the Subsidiary Transferors and their Affiliates, in each case that are not included in the Business. For the avoidance of doubt, Other Businesses include the U.S. operations of Foundry Services Group (as such term is defined under the Seller SEC Reports) comprising of sales and marketing offices and all related U.S. based employees and assets.

(aaa)    “Owned Real Property” means any Real Property owned in fee simple (or local equivalent) by any Subsidiary Transferor.

(bbb)    “Patent Cross-License Agreement” means that certain patent cross-license agreement in substantially the form attached hereto as Exhibit F.

(ccc)    “Permitted Leave” means any leave due to short-term disability, vacation, sick day, bereavement, jury duty, long-term disability, family or medical leave, maternity or paternity leave, military leave, or any other leave of absence that has been permitted by the Seller or any of its Subsidiaries in accordance with all applicable Laws relating to employment and employment practices, including the Labor Standards Act.

(ddd)    “Permitted Lien” shall mean (i) any Lien for Taxes which are not yet due or payable or which are being contested in good faith, (ii) such non-monetary Liens or other imperfections or defects of title, if any, that do not materially interfere with the use of the property in question as currently used or the

Business as currently operated, (iii) Liens imposed or promulgated by Governmental Authority with respect to Real Property and improvements that do not materially interfere with the use of the property in question as currently used or the Business as currently operated, including zoning or land use regulations and requirements of the industrial park where Fab 4 is located, (iv) Liens disclosed in the Business Balance Sheet, (v) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens incurred in the ordinary course of business (consistent with past practice) for amounts not yet due or which are being contested in good faith, (vi) any right, title or interest of any licensor with respect to any licensed rights of Intellectual Property granted in the ordinary course of business, (vii) and any right, title or interest of a lessor, sublessor or licensor under any of the Real Property Leases, (viii) in the case of the Leased Real Property, any Lien to which the fee simple (or local equivalent) interests (or any superior leasehold interest) in the leased premises is subject, (ix) any Liens in favor of a lessor, sublessor or licensor under any of the Real Property Leases to secure unpaid rent, and (x) any Liens in favor of a lessee, sublessee or licensee under any of the Real Property Leases or capital lease to secure any security deposit (including chonse-keum) or unpaid rent.

(eee)    “Person” means any natural person, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, trust or other legal entity or organization, including a Governmental Authority.

(fff)    “Pre-Closing Contamination Liabilities” means all Losses asserted against, resulting to, imposed on, or incurred by the Buyer or its Affiliates arising from or related to any release of Hazardous Substance by MSK or its Affiliates to any Owned Real Property or Leased Real Property prior to the Closing Date but after the date when the prior business of MSK separated from SK Hynix or its Affiliates.

(ggg)    “R Building” means that certain building as defined under the R Building Lease Agreement.

(hhh)    “Registered” means, with respect to any Intellectual Property, registered with, issued by or the subject of a pending application for registration or issuance with any Governmental Authority.

(iii)    “Representatives” means, when used with respect to the Buyer or the Seller, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers or other financial advisors, agents and other representatives of the Buyer or the Seller, as applicable, and their respective Subsidiaries.

(jjj)    “Required Regulatory Approvals” means those sanctions, rulings, consents, authorizations, exemptions, clearances, written confirmations of no intention to initiate Legal Actions and other approvals (including the lapse, without objection, of a prescribed time under a Law that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of, or registrations, declarations, notices or filings required to be made to or with, Governmental Authorities, as set forth in Section 1.1(jjj) of the Seller Disclosure Letter.

(kkk)     “Rights” means any rights, title, interest or benefit of whatever kind or nature.

(lll)    “Seller Benefit Plan” means each material “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and each other material stock purchase, stock option, severance, employment, consulting, change-of-control, bonus, incentive, deferred compensation and other material benefit plan, agreement, program, policy or commitment, whether or not subject to ERISA, (i) under which any current or former Business Employee has any right to benefits and (ii) that is maintained, sponsored or contributed to by the Seller, any Subsidiary Transferor or any other Affiliate of the Seller, or to which the Seller, any Subsidiary Transferor or any other Affiliate of the Seller makes or is required to make contributions with respect to such Business Employees, other than any Multiemployer Plan. For the avoidance of doubt, such “employee benefit plan” includes any of the foregoing under the 2011 Equity Incentive Plan (as amended, and as defined under the Seller SEC Reports).

(mmm)    “Seller Organizational Documents” means the certificate of incorporation and bylaws (or the equivalent organizational documents) of the Seller and Subsidiary Transferors as in effect on the date of this Agreement.

(nnn)    “Seller Related Parties” means (i) the Seller or (ii) any of its Affiliates.

(ooo)    “Seller SEC Reports” means all forms, reports, schedules, statements and other documents filed by any Affiliate of the Seller with the U.S. Securities and Exchange Commission.

(ppp)    “Seller Trademarks” means the company names and Trademarks MagnaChip, MagnaChip Semiconductor, and any Trademark or domain name translated, transliterated, derived from or including the foregoing, including all Trademarks and domain names incorporating MagnaChip.

(qqq)    “Subsidiary” means, when used with respect to any Person, any other Person that such Person directly or indirectly owns or has the power to vote or control more than 50% of the voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such other Person or that such Person otherwise controls (as defined in the definition of Affiliate).

(rrr)    “Target Working Capital” means KRW 63,842,000,000.

(sss)    “Tax” or “Taxes” means any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including, without limitation (i) taxes imposed on, or measured by, income, franchise, profits or gross receipts and (ii) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, withholding, employment, social security (or similar), unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties.

(ttt)    “Tax Returns” means any and all reports, returns (including any information returns), declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

(uuu)    “Transition Services Agreement (Buyer to MSK)” means that certain transition services agreement in substantially the form attached hereto as Exhibit G-1.

(vvv)    “Transition Services Agreement (MSK to Buyer)” means that certain transition services agreement in substantially the form attached hereto as Exhibit G-2.

(www)    “Transition Services Agreements” means, collectively, the Transition Services Agreement (Buyer to MSK) and Transition Services Agreement (MSK to Buyer).

(xxx)    “Transitional Trademark License Agreement” means that certain transitional trademark license agreement in substantially the form attached hereto as Exhibit L.

(yyy)    “Union” means any labor union, works council or other labor or employee association or organization.

(zzz)    “USD” means the lawful currency of the United States of America.

(aaaa)    “Working Capital” means, at any date, all Current Assets minus all Current Liabilities as of such date.

(bbbb)    “Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Working Capital Estimate exceeds the Target Working Capital.

(cccc)    “Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Target Working Capital exceeds the Working Capital Estimate.

Section 1.2    Other Defined Terms. The following terms shall have the meanings specified in the indicated section of this Agreement:

Term	Section
Accounting Firm	2.6(b)
Affirmation	6.10(b)
Agreement	Preamble
Alchemist Confidentiality Agreement	6.3(a)
Allocation Schedule	2.7
Assigned Contracts	2.1(b)

Assumed Liabilities	2.3
Base Purchase Price	2.5(a)
Basket	11.4(a)
Books and Records	2.1(h)
Business Balance Sheet	4.7
Business Permits	4.18(a)
Buyer	Preamble
Buyer Adjustment Amount	2.6(c)
Buyer Assets	5.4(b)
Buyer Deposit	6.9(a)
Buyer Escrow Account	6.9(a)
Buyer Escrow Agreement	4.28
Buyer Escrow Funds	6.9(a)
Buyer Indemnified Parties	11.2(b)
Buyer Restricted Party	7.4(b)
Buyer Termination Fee	10.6(a)
Closing	3.1
Competing Business	7.11
Completion Standards	6.10(a)
Confidentiality Agreement	6.3(a)
Consultant	6.10(a)
Copyrights	1.1(hh)
Credian Confidentiality Agreement	6.3(a)
Deficiencies Statement	6.10(b)
Direct Claim	11.5(b)
ERISA	1.1(lll)
Escrow Account	6.9(b)
Escrow Agent	6.9(a)
Escrow Agreement	6.9(b)
Escrow Funds	6.9(b)
Estimated Purchase Price	2.5(a)
Excluded Assets	2.2
Excluded Liabilities	2.4
Expenses	12.1
Factory (Kun) Mortgage Agreement	6.9(b)
Governmental Authorizations	4.5
ICC	12.3
Indemnity Cap	11.4(a)
Inventory	2.1(a)
IT Auditor	6.10(a)
IT Separation	6.10(a)
Kun Mortgage	6.9(b)
Kun Mortgage Certificate	6.9(b)
Legal Actions	4.10
MagnaChip ListCo	1.1(b)
Material Business IT Systems	6.10(a)
Material Contracts	4.12
MSK	Preamble
Notice of Claim	11.5(b)
Notice of Disagreement	2.6(b)

Other Party Records	7.5
Patents	1.1(hh)
Permits	4.18(a)
Proposal	6.8
Purchase Price	2.5(a)
Purchased Assets	2.1
Purchased Intellectual Property	2.1(d)
Real Property	4.17(a)
Real Property Leases	4.17(b)
Release Date	6.9(e)
Remaining Shared Contracts	2.8(c)
Replication Period	2.8(c)
Rules	12.3
Seller	Preamble
Seller Adjustment Amount	2.6(c)
Seller Deposit	6.9(b)
Seller Disclosure Letter	IV
Seller Escrow Account	6.9(b)
Seller Escrow Agreement	6.9(b)
Seller Escrow Funds	6.9(b)
Seller Indemnified Parties	11.2(a)
Seller Related Parties	11.1(e)
Seller Restricted Party	7.4(a)
Seller Security Amount	6.9(b)
Seller Termination Fee	10.6(b)
Shared Contract	2.8(c)
Significant Customer	4.21(a)
Significant Supplier	4.21(b)
Software	1.1(hh)
Statement	2.6(a)
Subsidiary Transferor	Recitals
Subsidiary Transferors	Recitals
Termination Date	10.2(a)
Termination Fee	10.6(b)
Termination Fees	10.6(b)
Third Party Claim	11.5(a)
Threshold Amount	11.4(a)
Trademarks	1.1(hh)
Transaction	Recitals
Transferred Employee	8.1
Transferred Employee Confirmations	8.1
VAT Invoice	7.8(b)
W&I Insurance Policy	11.1(a)
Working Capital Estimate	2.5(b)
Wrong Pocket Asset	7.3
Wrong Pocket Excluded Asset	7.3
Wrong Pocket Purchased Asset	7.3

ARTICLE II

PURCHASE AND SALE

Section 2.1    Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, the Seller shall cause each Subsidiary Transferor to, and MSK shall, sell, assign, transfer, convey and deliver to the Buyer, and the Buyer shall purchase from such Subsidiary Transferor, free and clear of any Liens other than Permitted Liens, all of such Subsidiary Transferor’s right, title and interest in and to the following assets, including all assets reflected on the most recent Business Balance Sheet and not subsequently disposed or acquired in the ordinary course of business (consistent with past practice) without breach of any provisions of this Agreement to the extent any such assets are held by such Subsidiary Transferor (all such assets of all Subsidiary Transferors, collectively, the “Purchased Assets”):

(a)    all inventory (including those finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories) included in Closing Working Capital, including the inventory listed in Section 2.1(a) of the Seller Disclosure Letter as of the date set forth therein, subject to changes in the ordinary course of business (consistent with past practice) (“Inventory”);

(b)    (i) all Contracts exclusively related to the Business (other than IP Licenses and Real Property Leases under clause (g) below), including those Contracts listed in Section 2.1(b)(i) of the Seller Disclosure Letter, and (ii) the IP Licenses listed in Section 2.1(b)(ii) of the Seller Disclosure Letter (collectively, the “Assigned Contracts”);

(c)    all Current Assets included in Closing Working Capital;

(d)    (x) the Patents and Software that are, in each case, owned by MSK and listed in Section 2.1(d) of the Seller Disclosure Letter, and (y) all other Intellectual Property (other than Patents, Software, Trademarks or Registered Copyrights) that is owned by MSK or any other Subsidiary Transferor and used exclusively in the Business ((x) and (y) collectively, together with the right to sue and recover damages, assert , settle and/or release any claims or demands and obtain all other remedies and relief at law or in equity for any past, present or future infringement, misappropriation, or other violation thereof, the “Purchased Intellectual Property”);

(e)    all furniture, fixtures, equipment, machinery, tools, office equipment, supplies, computers, telephones and other tangible personal property used exclusively in connection with the Business listed in Section 2.1(e) of the Seller Disclosure Letter, including those located at Fab 4, and all of the foregoing tangible personal property located in the R Building listed in Section 2.1(e) of the Seller Disclosure Letter;

(f)    to the extent transferable and required to operate the Business, all Business Permits listed in Section 2.1(f) of the Seller Disclosure Letter;

(g)    the Real Property (including all related improvements and all easements and rights-of-way appurtenant thereto) and Real Property Leases listed in Section 2.1(g) of the Seller Disclosure Letter;

(h)    copies of all financial, accounting and operating data and records, including books, records, notes, emails and other electronic records, sales and sales promotional data, advertising materials, credit information, cost and pricing information, customer and supplier lists, payroll and personnel records and other similar property, rights and information (collectively, “Books and Records”) to the extent exclusively related to the Business;

(i)    all goodwill associated with the Business or the Purchased Assets and the going concern value of the Business; and

(j)    all assets, properties and Rights specifically set forth in Section 2.1(j) of the Seller Disclosure Letter.

Section 2.2    Excluded Assets. In no event shall any Subsidiary Transferor sell, assign, transfer, convey or deliver to the Buyer, and in no event shall the Buyer acquire, any of the right, title and interest of any Subsidiary Transferor in or to any of the assets of such Subsidiary Transferor, other than such Subsidiary Transferor’s Purchased Assets (all such excluded assets of all Subsidiary Transferors, collectively, the “Excluded Assets”). Without limiting the generality of the foregoing, the Excluded Assets include the following assets of each Subsidiary Transferor:

(a)    all cash and cash equivalents, bank accounts and securities;

(b)    all Contracts that are not Assigned Contracts;

(c)    subject to Section 2.1(h), all Books and Records, corporate seals, organizational documents, minute books, stock books and Tax Returns;

(d)    all Seller Benefit Plans and assets, interests, property or rights attributable thereto other than those assets transferred pursuant to applicable Law;

(e)    the rights which accrue or will accrue to the Seller under this Agreement, the Ancillary Agreements and the transactions contemplated thereby;

(f)    all intercompany accounts receivable between Seller and any of its Affiliates (including the Subsidiary Transferors), or between any Affiliate of Seller and any other Affiliate of Seller;

(g)    all policies of insurance, whether with respect to the Purchased Assets or the Business or otherwise, maintained or managed through the Seller or such Subsidiary Transferor, including general liability, property, casualty, workers’ compensation and product liability and all policies of insurance covering any Seller Benefit Plan;

(h)    all Rights to any Legal Actions of any nature available to or being pursued by the Seller or such Subsidiary Transferor to the extent related to actions or omissions before the Closing, whether arising by way of counterclaim or otherwise, other than those exclusively related to the Business, the Purchased Assets or the Assumed Liabilities;

(i)    all claims for refunds or credits with respect to any Taxes paid or incurred by or on behalf of the Seller or such Subsidiary Transferor, together with any interest received or due from the relevant Tax authority, any prepaid Taxes of the Seller or such Subsidiary Transferor and any other Rights related to Taxes of the Seller or such Subsidiary Transferor, in each case to the extent arising out of the ownership or operation of the Business or the Purchased Assets for taxable periods (or portions thereof) ending on or before the Closing Date; provided, that in the event that the Seller or a Subsidiary Transferor, as the case may be, receives any Tax Refund arising out of, in respect of or relating to the Business or the Purchased Assets for taxable periods (or portions thereof) beginning after the Closing Date, the Seller shall, or direct the Subsidiary to, pay such Tax Refund to the Buyer promptly following such receipt;

(j)    the capital stock of, or any other equity interest in, such Subsidiary Transferor or any other Subsidiary of the Seller;

(k)    all Registered Intellectual Property and Software (other than as listed in Section 2.1(d) of the Seller Disclosure Letter), other Intellectual Property (other than the Purchased Intellectual Property) and all names and Trademarks (including the Seller Trademarks), in each case of the Seller or any of its Affiliates, including any Subsidiary Transferor; and

(l)    the assets, properties and Rights specifically set forth in Section 2.2(l) of the Seller Disclosure Letter.

Section 2.3    Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement, and except for the Excluded Liabilities, at the Closing, the Buyer shall assume and undertake to pay, perform, satisfy and discharge in full when due (except to the extent contested in good faith) any and all Liabilities of each Subsidiary Transferor, whether arising before, on or after the Closing, only to the extent exclusively relating to or arising out of the Business and/or such Subsidiary Transferor’s Purchased Assets (all such Liabilities of all Subsidiary Transferors, collectively, the “Assumed Liabilities”), including the following:

(a)    all Liabilities exclusively arising out of the Assigned Contracts, whether occurring before, on or after the Closing, other than Liabilities relating to any breach of any Assigned Contract arising before the Closing;

(b)    all Liabilities for (i) Taxes only to the extent exclusively arising out of the Business, the Purchased Assets or the Assumed Liabilities for any taxable period (or portion thereof) beginning after the Closing Date and (ii) Taxes for which the Buyer is liable pursuant to Section 7.8.

(c)    all Liabilities relating to any Transferred Employee arising out of employment with, service to, transfer or termination of employment by, or any action of, the Buyer, at or after the Closing, including, without limitation, employee benefits and compensation;

(d)    all severance Liabilities relating to any Transferred Employees;

(e)    all Liabilities specifically assumed by the Buyer pursuant to Article VIII;

(f)    all Current Liabilities included in Closing Working Capital; and

(g)    all other Liabilities set forth in Section 2.3(g) of the Seller Disclosure Letter.

Section 2.4    Excluded Liabilities. Subject to the terms and conditions set forth in this Agreement, the Buyer shall not assume and shall not be responsible to pay, perform or discharge any of the following Liabilities of any Subsidiary Transferor (all such excluded Liabilities of all Subsidiary Transferors, collectively, the “Excluded Liabilities”):

(a)    all Liabilities related to or arising out of the Excluded Assets;

(b)    all Liabilities for (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period (or portion thereof) ending on or prior the Closing Date and (ii) any other Taxes of the Seller (other than the Taxes allocated to the Buyer under Section 7.8) for any taxable period;

(c)    all obligations and Liabilities based on any actual or alleged defect in the manufacture, conformity to specification or fitness for purpose of the Business Products sold by any Subsidiary Transferor, or any service provided by any Subsidiary Transferor in respect of the Business Products, in each case prior to the Closing Date, including all product liability, product warranty obligations and liabilities (vis-à -vis customers arising from product warranty claims under the Assigned Contracts and other Contracts in relation to the Business Products) and all obligations and liabilities in respect of product recalls or product warnings (including voluntary recalls and warnings reasonably intended to avoid or mitigate product liability);

(d)    all Liabilities relating to the Seller Benefit Plans other than Liabilities assumed by Buyer under Section 2.3(c) to (f);

(e)    all Pre-Closing Contamination Liabilities;

(f)    all indebtedness for borrowed money of the Seller or any of its Affiliates under any note, bond, credit agreement or similar instrument;

(g)    all intercompany payables and loans between the Seller and any of its Affiliates (including the Subsidiary Transferors), or between any Affiliate of the Seller and any other Affiliate of the Seller;

(h)    all Liabilities of the Seller under this Agreement or the Ancillary Agreements; and

(i)    all other Liabilities set forth in Section 2.4(i) of the Seller Disclosure Letter.

Section 2.5    Purchase Price; Pre-Closing Statement.

(a)    The “Estimated Purchase Price” shall be equal to the KRW equivalent of the result of $344,700,000 (the “Base Purchase Price”) less the Buyer Escrow Funds released to MSK pursuant to Section 6.9(a), each based on the Daily Exchange Rate on the third (3rd) Business Day prior to the anticipated Closing Date (the Seller to notify the Buyer of the anticipated Closing Date and the KRW amount in writing), plus the Working Capital Overage (if any), minus the Working Capital Underage (if any). The Estimated Purchase Price shall be paid at the Closing in accordance with Section 3.2(b)(i) and shall be subject to adjustment following the Closing pursuant to Section 2.6 hereof (the Estimated Purchase Price as adjusted, the “Purchase Price”).

(b)    No later than three (3) Business Days prior to the anticipated Closing Date, the Seller shall deliver to the Buyer a good faith estimate of Closing Working Capital prepared in accordance with the Balance Sheet Rules and the resulting Working Capital Overage or Working Capital Underage (the “Working Capital Estimate”).

Section 2.6    Purchase Price Adjustment.

(a)    Within thirty (30) days after the Closing Date, the Seller shall deliver to the Buyer a statement (the “Statement”) of the Closing Working Capital (and the resulting Working Capital Overage or Working Capital Underage), prepared in accordance with the Balance Sheet Rules and consistent with the manner in which the Target Working Capital was calculated. The Seller shall not amend, supplement or modify the Statement following its delivery to the Buyer.

(b)    The Statement shall become final and binding upon the parties hereto on the thirtieth (30th) day following the date on which the Statement was delivered to the Buyer, unless the Buyer delivers written notice of its disagreement with the Statement (a “Notice of Disagreement”) to the Seller prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a Notice of Disagreement is received by the Seller in a timely manner, then the Statement (as revised in accordance with this sentence) shall become final and binding upon the Seller and the Buyer on the earlier of (i) the date the Seller and the Buyer resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (ii) the date any disputed matters are finally resolved in writing by the Accounting Firm. During the fourteen (14)-day period following the delivery of a Notice of Disagreement, the Seller and the Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. If at the end of such fourteen (14)-day period the Seller and the Buyer have not resolved in writing the matters specified in the Notice of Disagreement, then, no later than ten (10) days following such fourteen (14)-day period, the Seller and the Buyer shall submit to an independent accounting firm (the “Accounting Firm”) for resolution, in accordance with the standards set forth in this Section 2.6 (Purchase Price Adjustment), only matters that remain in dispute. The Accounting Firm shall be such nationally recognized independent public accounting firm as shall be agreed upon by the Seller and the Buyer in writing. The Seller and the Buyer shall use commercially reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted to the Accounting Firm within thirty (30) days of the receipt of such submission, including by furnishing such information as may be reasonably requested. The scope of the disputes to be resolved by the Accounting Firm shall be limited to fixing mathematical errors and determining whether the items in dispute were determined in accordance with the Balance Sheet Rules and the Accounting Firm is not to make any other determination, including any determination as to whether the Target Working Capital or Working Capital Estimate, as the case may be, are correct. The Accounting Firm’s decision shall be based solely on written submissions by the Seller and the Buyer and their respective Representatives (and it shall not permit or authorize discovery or hear testimony) and not by independent review and shall be final and binding on all of the parties hereto. The Accounting Firm may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Accounting Firm incurred pursuant to this Section 2.6 (Purchase Price Adjustment) shall be borne pro rata as between the Seller, on the one hand, and the Buyer, on the other hand, in proportion to the final allocation made by such Accounting Firm of the disputed items weighted in relation to the claims made by the Seller and the Buyer, such that the prevailing party pays the lesser proportion of such fees, costs and expenses. For example, if the Buyer claims that the appropriate adjustments are, in the aggregate, $1,000 greater than the amount determined by the Seller and if the Accounting Firm ultimately resolves the dispute by awarding to the Buyer an aggregate of $300 of the $1,000 contested, then the fees, costs and expenses of the Accounting Firm will be allocated 30% (i.e., 300 ÷ 1,000) to the Seller and 70% (i.e., 700 ÷ 1,000) to the Buyer.

(c)    Upon the determination of the Final Working Capital, the Estimated Purchase Price shall be increased (any such increase, the “Seller Adjustment Amount”) by the amount, if any, that the Final Working Capital exceeds the Working Capital Estimate. The Estimated Purchase Price shall be decreased (any such decrease, the “Buyer Adjustment Amount”) by the amount, if any, that the Working Capital Estimate exceeds the Final Working Capital. In the event the Estimated Purchase Price is increased pursuant to the first sentence of this Section 2.6(c), the Buyer shall, within ten (10) Business Days after the Final Working Capital is determined, make payment by wire transfer of immediately available funds to MSK in the amount of the Seller Adjustment Amount. In the event the Estimated Purchase Price is decreased pursuant to the second sentence of this Section 2.6(c), MSK shall, within ten (10) Business Days after the Final Working Capital is determined, make payment by wire transfer of immediately available funds to the Buyer in the amount of the Buyer Adjustment Amount. Upon payment of the amounts provided in this Section 2.6(c), none of the parties hereto may make or assert any claim under this Section 2.6(c).

(d)    The parties shall, and shall cause their respective independent accountants to, cooperate and assist in the preparation of the calculations of the amount of Closing Working Capital and in the conduct of the audits and reviews referred to in this Section 2.6, including by making available to the extent necessary their respective books, records, work papers and personnel.

Section 2.7    Purchase Price Allocation. Within sixty (60) days after the date on which the Purchase Price is finally determined pursuant to Section 2.6 (Purchase Price Adjustment), the Seller shall deliver to the Buyer a proposed allocation of the Purchase Price and the Assumed Liabilities that are treated as liabilities for U.S. income tax purposes among the Purchased Assets as of the Closing Date, determined in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (the “Allocation Schedule”). The Allocation Schedule shall be deemed final unless the Buyer notifies the Seller in writing that the Buyer objects to one or more items reflected in the Allocation Schedule within thirty (30) days after delivery of the Allocation Schedule to the Buyer. In the event of any such objection, the Seller and the Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if the Seller and the Buyer are unable to resolve any dispute with respect to the Allocation Schedule within twenty (20) days after the delivery of the Allocation Schedule to the Buyer, such dispute shall be resolved by the Accounting Firm. The dispute mechanics of Section 2.6 (Purchase Price Adjustment) shall apply to this Section 2.7 (Purchase Price Allocation) mutatis mutandis. The Seller and the Buyer agree to file their respective Tax Returns in accordance with the Allocation Schedule.

Section 2.8    Non-Assignable Assets.

(a)    Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.8, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to the Buyer of any Purchased Asset would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or any Affiliates of such party to this Agreement (including MagnaChip ListCo), and such consent, authorization, approval or waiver shall not have been obtained before the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that, subject to the satisfaction or waiver of the conditions contained in Article IX (Conditions), the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof. Promptly following the Closing, the parties to this Agreement shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to novate all Liabilities under any and all Assigned Contracts or other liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, the Buyer shall be solely responsible for such Liabilities from and after the Closing Date; provided, however, that none of the parties to this Agreement shall be required to pay any consideration to a third party therefor; provided, further, however, that the Seller shall be primarily responsible for initiating communication with the applicable counterparties. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, the Seller shall cause the applicable Subsidiary Transferor to, and in the case of MSK, MSK shall, sell, assign, transfer, convey and deliver to the Buyer the relevant Purchased Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration. The Seller shall promptly pay to the Buyer when received all monies received by the Seller or any of its Subsidiaries (including the Subsidiary Transferors) under any Purchased Asset or any use claim or Right or any benefit arising thereunder, and the Seller and the Buyer shall continue to cooperate and use all commercially reasonable efforts to obtain such consent and to provide the Buyer with all such rights. Applicable sales, transfer and other similar Taxes in connection with such sale, assignment, transfer, conveyance or license shall be paid in accordance with Section 7.8.

(b)    To the extent that any Purchased Asset and/or Assumed Liability cannot be transferred to the Buyer following the Closing pursuant to this Section 2.8, the parties to this Agreement shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Purchased Asset and/or Assumed Liability to the Buyer as of the Closing and the performance by the Buyer of its obligations with respect thereto, and the Buyer shall, in connection thereto and as agent or subcontractor for the applicable Subsidiary Transferor, pay, perform and discharge fully the Liabilities of such Subsidiary Transferor thereunder from and after the Closing Date. To the extent permitted under applicable Law, the Seller shall cause the applicable Subsidiary Transferor to, and in the case of MSK, MSK shall, pursuant to the Transition Services Agreement (MSK to Buyer), hold in trust for and pay to the Buyer promptly upon receipt thereof, such Purchased Asset and all income, proceeds and other monies received by MSK or such Subsidiary Transferor to the extent related to such Purchased Asset in connection with the arrangements under this Section 2.8. The applicable Subsidiary Transferor shall be permitted to set off against such amounts all direct costs associated with the retention and maintenance of such Purchased Assets. Notwithstanding anything herein to the contrary, the provisions of this Section 2.8 shall not apply to any consent or approval required under any antitrust, competition, trade, foreign investment or foreign exchange regulation Law, which consent or approval shall be governed by Section 6.5.

(c)    From and after the date of this Agreement, with respect to each Contract identified on Section 2.8(c) of the Seller Disclosure Letter (each, a “Shared Contract”), the Buyer and MSK shall, and the Seller shall cause the relevant Subsidiary Transferor to, use commercially reasonable efforts to enter into a separate Contract (which may consist of amendments or agreements to such existing Shared Contracts) with the appropriate counterparty or counterparties to such Shared Contract, resulting in the Buyer having, as of and subject to the Closing, rights and obligations with respect to such Shared Contracts substantially similar (except with respect to pricing, which shall remain the same), as those set forth in the applicable Shared Contract to the extent currently relating to the Business; provided, however, that none of the parties to this Agreement shall be required to pay any consideration to a third party in connection with entering into any such separate Contracts. From and after the date hereof until such time as each Shared Contract is replicated (such period, the “Replication Period”), MSK or the other applicable Subsidiary Transferor shall continue to be bound by the Shared Contracts for which replication has not been obtained (collectively, the “Remaining Shared Contracts”), subject to applicable Law and the terms and conditions of such Remaining Shared Contracts. To the extent permitted by Law and the relevant Shared Contract, except for the Contracts as set out in Section 2.8(c)(7) of the Seller Disclosure Letter, (i) with respect to each Remaining Shared Contract during the portion of the Replication Period that occurs from and after the Closing and (ii) with respect to any Remaining Shared Contract that cannot be replicated pursuant to this Section 2.8(c), and subject to the Buyer having undertaken the responsibilities, obligations and liabilities thereunder to the extent relating to the Business, after the Closing, the Seller, MSK (as applicable) and the Buyer shall use their respective commercially reasonable efforts (and Seller shall cause the relevant Subsidiary Transferor to use its commercially reasonable efforts) to enter into such arrangements (including subleasing and subcontracting) to provide to the Buyer the economic and operational benefits and burdens equivalent of obtaining replication of such Remaining Shared Contract on a pass-through cost basis pursuant to the Transition Services Agreement (MSK to Buyer), and the Buyer shall, in connection thereto and as agent or subcontractor for the applicable Subsidiary Transferor, pay, perform and discharge fully the Liabilities of such Subsidiary Transferor thereunder from and after the Closing Date. To the extent permitted under applicable Law, the Seller shall cause the applicable Subsidiary Transferor to, and in the case of MSK, MSK shall, pursuant to the Transition Services Agreement (MSK to Buyer), hold in trust for and pay to the Buyer promptly upon receipt thereof, all income, proceeds and other monies received by MSK or such Subsidiary Transferor to the extent related to Business in connection with the arrangements under this Section 2.8(c). The applicable Subsidiary Transferor shall be permitted to set off against such amounts all direct costs associated with the retention and maintenance of such Remaining Shared Contract to the extent related to the Business.

ARTICLE III

CLOSING

Section 3.1    The Closing. Subject to the satisfaction or waiver of all of the conditions to closing contained in Article IX (Conditions), the closing of the Transaction (the “Closing”) shall take place (a) at the offices of Kim & Chang at 39, Sajik-ro 8-gil, Jongno-gu, Seoul 03170, Korea, at 10:00 a.m. (Seoul, Korea time) on the tenth (10th) Business Day after the day on which the conditions set forth in Article IX (Conditions) (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived in accordance with this Agreement or (b) at such other place and time as the Buyer and the Seller may agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.”

Section 3.2    Closing Deliveries.

(a)    At the Closing, the Seller shall deliver, or cause to be delivered, to the Buyer the following:

(i)    the certificate to be delivered pursuant to Section 9.2(f);

(ii)    a duly executed counterpart of the Bill of Sale and Assignment and Assumption Agreement;

(iii)    copies of the duly executed ancillary documents and agreements to the collective bargaining agreement, including the Labor Agreement, entered into between MSK and MagnaChip Semiconductor Labor Union, and the Transferred Employee Confirmations obtained pursuant to Section 8.1;

(iv)    the Ancillary Agreements that are reasonably necessary for the Buyer to file for the registration of the transfer of the Owned Real Property included in the Purchased Assets as contemplated by this Agreement;

(v)    a duly executed counterpart of the Intellectual Property Assignment Agreement;

(vi)    a duly executed counterpart of the Patent Cross-License Agreement;

(vii)    a duly executed counterpart of the Transition Services Agreement (Buyer to MSK);

(viii)    a duly executed counterpart of the Transition Services Agreement (MSK to Buyer);

(ix)    a duly executed counterpart of the Foundry Services Agreement (Buyer to MSK);

(x)    a duly executed counterpart of the Foundry Services Agreement (MSK to Buyer);

(xi)    a duly executed counterpart of the Lease Agreement for R Building;

(xii)    a duly executed counterpart of the Epitaxy Wafer Service Agreement; and

(xiii)    a duly executed counterpart of the Transitional Trademark License Agreement.

(b)    At the Closing, the Buyer shall deliver, or cause to be delivered, to the Seller (or the applicable Subsidiary Transferor) the following:

(i)    the Estimated Purchase Price by wire transfer of immediately available funds to one or more bank accounts designated by the Seller in writing to the Buyer no later than three (3) Business Days before the Closing Date allocated to the relevant Subsidiary Transferors as indicated on Exhibit A;

(ii)    the certificate to be delivered pursuant to Section 9.3(c);

(iii)    a duly executed counterpart of the Bill of Sale and Assignment and Assumption Agreement;

(iv)    copies of documents to verify the receipt of the Required Regulatory Approvals;

(v)    a duly executed counterpart of the Intellectual Property Assignment Agreement;

(vi)    a duly executed counterpart of the Patent Cross-License Agreement;

(vii)    a duly executed counterpart of the Transition Services Agreement (Buyer to MSK);

(viii)    a duly executed counterpart of the Transition Services Agreement (MSK to Buyer);

(ix)    a duly executed counterpart of the Foundry Services Agreement (Buyer to MSK);

(x)    a duly executed counterpart of the Foundry Services Agreement (MSK to Buyer);

(xi)    a duly executed counterpart of the Lease Agreement for R Building;

(xii)    a duly executed counterpart of the Epitaxy Wafer Service Agreement; and

(xiii)    a duly executed counterpart of the Transitional Trademark License Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in (x) the correspondingly numbered Sections in disclosure letter delivered by the Seller to the Buyer concurrently with the execution and delivery of this Agreement (the “Seller Disclosure Letter”), it being agreed that disclosure of any item in any section of the Seller Disclosure Letter (whether or not an explicit cross reference appears) shall be deemed to be disclosure with respect to any other section of the Seller Disclosure Letter and any other representation or warranty made in Article IV, in either case, to which the relevance of such item is reasonably apparent on its face, or (y) the Seller SEC Reports (other than any Seller SEC Reports filed on or after the date hereof and excluding statements in any “Risk Factors” sections to the extent that such statements are cautionary, predictive or forward-looking in nature), the Seller represents and warrants to the Buyer as of the date of this Agreement and as of the Closing Date as though made as of such date (except for those representations and warranties that speak of a specific date or dates which representations and warranties shall be true and correct as of such specific date or dates) that:

Section 4.1    Organization and Power. Each of the Seller and the Subsidiary Transferors is duly organized, validly existing and in good standing

(except in any jurisdiction that does not recognize such a concept) under the Laws of the jurisdiction of its organization. The Seller and each of the Subsidiary Transferors have the requisite power and authority to own, lease and operate the Purchased Assets and to carry on the Business as now conducted in all material respects.

Section 4.2    Foreign Qualifications. Each of the Seller and the Subsidiary Transferors is duly qualified to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (except in any jurisdiction that does not recognize such concept) in each jurisdiction where such qualification is necessary for the ownership of the Purchased Assets or the operation of the Business, in each case in all material respects.

Section 4.3    Corporate Authorization. Each of the Seller and MSK has all necessary power and authority to enter into this Agreement and the Ancillary Agreements to which it is or will be a party, and to consummate the Transaction and the other transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller and MSK of this Agreement and the Ancillary Agreements to which it is or will be a party and the consummation by the Seller and the Subsidiary Transferors of the Transaction and the other transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Seller and the Subsidiary Transferors, and no other corporate or other proceedings on the part of the Seller or any of the Subsidiary Transferors are necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements by the Seller or any of the Subsidiary Transferors, and the performance of the Seller or any of the Subsidiary Transferors of the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.4    Enforceability. Each of this Agreement and the Ancillary Agreements to which it is or will be a party constitutes a legal, valid and binding agreement of each of the Seller and MSK, enforceable against the Seller or MSK, as the case may be, in accordance with their respective terms, subject to the Enforceability Exceptions.

Section 4.5    Governmental Authorizations. The execution, delivery and performance of this Agreement by the Seller and MSK and the consummation by the Seller and the Subsidiary Transferors of the Transaction and the other transactions contemplated hereby do not and will not require any material consent, approval or other authorization of, or filing with or notification to (collectively, “Governmental Authorizations”), any Governmental Authority, other than the Required Regulatory Approvals.

Section 4.6    Non-Contravention. Other than as listed in Section 4.6 of the Seller Disclosure Letter, the execution, delivery and performance by the Seller and MSK of this Agreement and the Ancillary Agreements to which it is or will be a party and the consummation by the Seller and the Subsidiary Transferors of the Transaction and the other transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with, or result in any violation or breach of, any provision of the Seller Organizational Documents, (b) materially contravene or conflict with, or result in any material violation or breach of, any Law applicable to the Seller or any of its Subsidiaries or by which any of the Purchased Assets or the Assumed Liabilities are bound, assuming that all Governmental Authorizations described in Section 4.5 (Governmental Authorizations) have been obtained or made, (c) result in any material violation or breach of, or constitute a material default (or an event which, with or without notice or lapse of time or both) under, or result in, individually or in the aggregate, the termination, modification or cancellation of, or the loss of a material benefit under or materially accelerate the performance required by, any Material Contracts or (d) require any material consent, approval or other authorization of, or filing with or notification to, any Governmental Authority, or other Person under any Material Contracts, in connection with or as a result of the execution and delivery of this Agreement by the Seller or any Subsidiary Transferor or the performance by the Seller or any Subsidiary Transferor of the transactions contemplated by this Agreement.

Section 4.7    Financial Statements. Section 4.7 of the Seller Disclosure Letter sets forth true and complete copies of the unaudited internally prepared statement of assets and liabilities of the Business as at September 30, 2019 (the “Business Balance Sheet”). The Business Balance Sheet (i) was prepared in accordance with the rules and assumptions as set forth in Exhibit B, and (ii) do not materially misstate the financial positions of the Business as at its stated date in accordance with Exhibit B, except as may be noted therein.

Section 4.8    Liabilities. As of the date hereof, there are no material Liabilities of the Business which are required to be recorded or reflected on the Business Balance Sheet, other than:

(a)    Liabilities disclosed in the Business Balance Sheet;

(b)    Liabilities incurred since the Balance Sheet Date and were normal and recurring expenses incurred in the ordinary course of business (consistent with past practice);

(c)    Liabilities incurred in connection with the Transaction contemplated by this Agreement or the Ancillary Agreements or as permitted or contemplated by this Agreement or the Ancillary Agreements;

(d)    Liabilities disclosed in, related to or arising under any Contract to which any of the Subsidiary Transferors is a party (other than to the extent arising from a breach thereof by a Subsidiary Transferor); and

(e)    Liabilities disclosed in Section 4.8(e) of the Seller Disclosure Letter.

Section 4.9    Absence of Certain Changes. Except as otherwise contemplated, required or permitted by this Agreement or as may be affected by actions contemplated, required or permitted to be taken by this Agreement, since the Balance Sheet Date, through the date hereof, (a) the Subsidiary Transferors have conducted the Business only in the ordinary course (consistent with past practice) in all material respects and (b) there has not been any event, circumstance, change or effect that has had or reasonably would be expected to have a Business Material Adverse Effect.

Section 4.10    Litigation. Except as disclosed in Section 4.10 of the Seller Disclosure Letter, there are no legal actions, arbitrations, claims, litigations, proceedings, suits or other civil or criminal proceedings (collectively, “Legal Actions”) pending or, to the Knowledge of the Seller, threatened against or affecting the Seller or any of the Subsidiary Transferors with respect to the Business or affecting the Purchased Assets or the Assumed Liabilities that, if adversely determined, would reasonably be expected to result in a Business Material Adverse Effect. There are no Orders outstanding against the Seller or any of the Subsidiary Transferors with respect to the Business, the Purchased Assets or the Assumed Liabilities that are material to the Business, the Purchased Assets or the Assumed Liabilities.

Section 4.11    Entire Business; Sufficiency of Assets. Other than as listed in Section 4.11 of the Seller Disclosure Letter:

(a)    After giving effect to (i) the Transaction, (ii) any Rights granted to the Buyer pursuant to the Patent Cross-License Agreement and the Transitional Trademark License Agreement and (iii) any goods and services to be provided to the Buyer under the Transition Services Agreement (MSK to Buyer) and the Foundry Services Agreement (MSK to Buyer) and the Epitaxy Wafer Service Agreement, the Purchased Assets (other than the Excluded Assets) constitute all of the assets and rights, tangible and intangible, necessary to conduct the Business as presently conducted in all material respects.

(b)    (i) The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property within the Purchased Assets are in good operating condition and repair, and are adequate for the uses to which they are being put, and (ii) none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles or other items of tangible personal property is in need of maintenance or repairs, except for, in each of clauses (i) and (ii) above, ordinary, routine maintenance and repairs, or maintenance and repairs that are not material in nature or cost.

(c)    No representation is made under this Section 4.11 (Entire Business; Sufficiency of Assets) with respect to any actual or alleged infringement, misappropriation or violation of Intellectual Property, which matters are addressed exclusively by Section 4.16 (Intellectual Property).

Section 4.12    Material Contracts. Section 4.12 of the Seller Disclosure Letter sets forth a list of all of the following Contracts, as of the date hereof, exclusively relating to the Business, the Purchased Assets or the Assumed Liabilities (x) to which a Subsidiary Transferor is a party, or (y) by which a Subsidiary Transferor or any of the Purchased Assets are bound that are (in each case, other than any Seller Benefit Plan) (collectively, the “Material Contracts”):

(a)    Contracts that are filed as an exhibit to the Annual Report on Form 10-K pursuant to Item 601(b)(10)(i) of Regulation S-K under the Securities Act of any Affiliate of the Seller or disclosed by any Affiliate of the Seller in a Current Report on Form 8-K since December 31, 2017 and before the date hereof;

(b)    Contracts containing a covenant limiting the freedom of a Subsidiary Transferor to engage in any line of business in any geographic area that materially limits the conduct of the Business as presently conducted;

(c)    Contracts containing a covenant limiting the freedom of a Subsidiary Transferor to compete with any Person that materially limits the conduct of the Business as presently conducted;

(d)    Contracts under which a Subsidiary Transferor has directly or indirectly guaranteed outstanding Liabilities of any Person which guarantee obligation exceeds $800,000, other than endorsements for the purpose of collection in the ordinary course of business;

(e)    Contracts under which a Subsidiary Transferor has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any Person, in any such case which the outstanding balance, individually or in the aggregate, is in excess of $800,000;

(f)    Contracts under which a Subsidiary Transferor, directly or indirectly, has agreed to make after the date hereof any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Seller or any of its Affiliates and other than extensions of trade credit in the ordinary course of business (consistent with past practice)), in any such case which, individually or in the aggregate, is in excess of $800,000;

(g)    Contracts that require the future acquisition from another Person or future disposition to another Person of assets or capital stock or other equity interest of another Person and other Contracts that relate to an acquisition or similar transaction which contain “earn-out” obligations with respect to a Subsidiary Transferor, in any such case, after the date hereof with a value in excess of $800,000; and

(h)    to the Knowledge of the Seller, IP Licenses under which a Subsidiary Transferor has granted an exclusive license to a third party (other than licenses granted in the ordinary course of business to customers, service providers or OEMs).

Each Material Contract is a legal, valid and binding agreement of the Subsidiary Transferor party thereto, in accordance with its terms. None of the Subsidiary Transferors party thereto and, to the Knowledge of the Seller, any other party thereto, is in material breach or default under any such Material Contract. The Seller has delivered to the Buyer true and complete copies (or if none exist, reasonably complete and accurate written descriptions) of each Material Contract listed in Section 4.12 of the Seller Disclosure Letter, together with all amendments and supplements thereto, and neither the Seller nor any of the Subsidiary Transferors has received any written notice or other written communication regarding any actual or possible material violation or breach of, or default by any Subsidiary Transferor under, any Material Contract.

Section 4.13    Employees and Employee Benefit Plans.

(a)    Section 4.13(a) of the Seller Disclosure Letter sets forth the name and current annual salary and any bonus or commitment to pay any other amount or benefit to any Business Employee whose current annual salary and any promised, expected or customary bonus or such other amount of benefit, equals or exceeds KRW 100,000,000 in total.

(b)    Section 4.13(b) of the Seller Disclosure Letter lists all Seller Benefit Plans. The Seller has made available to the Buyer a copy (or written description with respect to any unwritten plan) of each Seller Benefit Plan. All material payments or obligations due vis-à -vis the Transferred Employees arising out of, or in connection with, the Seller Benefit Plans have been made or performed. To the Knowledge of the Seller, no provider of a Seller Benefit Plan has made a threat or otherwise indicated any intent to the Seller or to any of the officers or directors of the Seller or any of its Subsidiaries to cancel or otherwise terminate is relationship with any Subsidiary Transferor or the Business.

(c)    No Seller Benefit Plan is subject to Section 412 of the Code or Title IV of ERISA. None of Seller or any of its Affiliates maintains, sponsors or contributes to any Multiemployer Plan.

(d)    Except as disclosed in Section 4.13(d) of the Seller Disclosure Letter, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or in combination with another event, such as termination of employment) (i) materially increase the amount of any benefits or compensation due under any Seller Benefit Plan to any Transferred Employee or (ii) cause any material payment (including severance payments, payments under any other agreements, unemployment compensation payments or otherwise) from the Seller or any of the Subsidiary Transferors to any Transferred Employee to become due or result in the acceleration of the time of payment or vesting of any material compensation or benefits from the Seller or any of the Subsidiary Transferors to any Transferred Employee.

(e)    Except as set forth in Section 4.13(e) of the Seller Disclosure Letter, no Union represents Business Employees nor does the Seller know of any activities or proceedings of any Union or other Person to organize any such employees. Seller has performed, all of its material obligations (including, but not limited to, consultation, consent, approval and other similar processes) with respect to the Transaction vis-à -vis the Union as required under Law or any other relevant labor agreement.

(f)    There is no material unfair labor practice, charge or complaint or other proceeding pending or, to the Knowledge of the Seller, threatened against any of the Purchased Assets, the Business or the Transaction. There is no individual who is deemed or required to be employed or retained as an employee of the Business whether pursuant to any applicable Law relating to dispatch or temporary employees/workers or otherwise. There is no material strike, picket, work stoppage, work slowdown or other material organized labor dispute pending, or to the Knowledge of the Seller, threatened, against or affecting the Purchased Assets, the Business or the Transaction, nor has there been any such activity within the past three (3) years. All wages, salaries, severance, allowances, bonuses, benefits and other compensation due to or on behalf of any Person that is a Transferred Employee have been made in compliance with all applicable Laws in all material respects. Except as set forth in Section 4.13(f) of the Seller Disclosure Letter, none of the Seller or any of the Subsidiary Transferors that participate in any part of the Business is party to any effective Contract with its directors, officers and employees providing for any Subsidiary Transferor to pay to the said director, officer, or employee any consideration, compensation or indemnity of any kind for the termination of his or her employment with any Subsidiary Transferor for any reason in an amount greater than that established as minimum compensation by applicable Law.

(g)    The Seller and the Subsidiary Transferors that participate in any part of the Business are in compliance with all applicable Laws in all material respects relating to employment and employment practices with respect to the Transferred Employees, including the Labor Standards Act, the Protection of Dispatched Workers Act and terms and conditions of employment and wages and hours, employee classification and has not engaged in any material unfair labor practice or violated any such applicable Law in any material respect in the past three (3) years, including any discrimination between regular employees and non-regular employees.

(h)    This Section 4.13 constitutes the exclusive representations and warranties of the Seller with respect to the subject matters set forth in this Section 4.13.

Section 4.14    Taxes.

(a)    All material Tax Returns required to be filed by or with respect to the Business or any of the Purchased Assets have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and correct in all material respects. All Taxes (whether or not shown on any Tax Return) have been paid, the nonpayment of which would result in a Lien on any Purchased Asset, adversely affect the Business or result in the Buyer or any of its Affiliates having any material liability therefor.

(b)    Each of the Subsidiary Transferors has fully and timely in all material respects paid all Taxes shown to be due on the Tax Returns referred to in Section 4.14(a), except for Taxes contested in good faith by appropriate proceedings and for which adequate reserves have been established in the financial statements contained in the Seller SEC Reports.

(c)    There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, material Taxes due from the Business for any taxable period and no written request for any such waiver or extension is currently pending.

(d)    No audit or other proceeding by any Governmental Authority is pending or, to the Knowledge of the Seller, pending or threatened, that involves any material Taxes or Tax Return relating to the Business or the Purchased Assets.

(e)    All material deficiencies for Taxes asserted or assessed in writing against the Business or the Purchased Assets have been fully and timely paid, settled or properly reflected in the most recent financial statements contained in the Seller SEC Reports.

(f)    This Section 4.14 constitutes the exclusive representations and warranties of the Seller with respect to the subject matters set forth in this Section 4.14.

Section 4.15    Environmental Matters.

(a)    The operations of each of the Subsidiary Transferors complies and at all times since January 1, 2017 has complied with all applicable Environmental Laws in operating the Business in all material respects.

(b)    (i) No Hazardous Substances are present at or have been disposed on or released by any Subsidiary Transferor onto or under any of Real Property currently owned, leased, operated or otherwise used by the Business, (ii) no Hazardous Substances were present at or disposed on or released by any Subsidiary Transferor from, onto or under any Real Property formerly owned, leased, operated or otherwise used by the Business, during the period of time that such properties were owned, leased operated or otherwise used by the Business, (iii) none of the Real Property contains any active or inactive incinerator, lagoon, landfill, septic system, wastewater treatment system or underground storage tank, (iv) none of the Purchased Assets or the Business is subject to any liability or obligation in connection with Hazardous Substances present at any location owned, leased, operated or otherwise used by any third party, and (v) none of the Purchased Assets or the Business is subject to any material indemnity or other agreement with any Person relating to Hazardous Substances, in each of clauses (i) to (v) above, which would reasonably be expect to result in any material claim against the Seller or any Subsidiary Transferor arising out of, based on or resulting from the release or disposal of any Hazardous Substance by any Subsidiary Transferor.

(c)    (i) Each of the Subsidiary Transferors possesses all Permits required under Environmental Law necessary for the operations of the Business, and such operations are in compliance with applicable Permits in all material respects, (ii) none of the Purchased Assets or the Business is subject to material Orders of any Governmental Authority, (iii) no material Legal Action arising under or pursuant to Environmental Law is pending, or to the Knowledge of the Seller, threatened, against the Seller or any of its Subsidiaries with respect to the Business and (iv) none of the Subsidiary Transferors or the Business has received any material claims under Environmental Law with respect the Business.

(d)    The Buyer has been provided with true, correct and complete copies of all material environmental investigations, studies, audits, tests, reports, reviews or other analyses conducted since January 1, 2017 by or on behalf of, or that are in possession of the Business or any Subsidiary Transferor in relation to any premises presently owned, used, leased or occupied by the Business or by any Subsidiary Transferor in connection with the operation and conduct of the Business.

(e)    This Section 4.15 constitutes the exclusive representations and warranties of the Seller with respect to the subject matters set forth in this Section 4.15.

Section 4.16    Intellectual Property.

(a)    Section 2.1(d) of the Seller Disclosure Letter sets forth a true, complete, and accurate list of all issued Patents and Software that are owned by MSK and included in the Purchased Intellectual Property.

(b)    Except as set forth on Section 2.1(d) of the Seller Disclosure Letter, (i) MSK is the sole and exclusive owners of all right, title and interest in and to the Purchased Intellectual Property, free and clear of all Liens (other than Permitted Liens) and (ii) upon the Closing, the Buyer shall receive all right, title, and interest in and to the Purchased Intellectual Property, free and clear of all Liens (other than Permitted Liens), in each case of clauses (i) and (ii), in all material respects.

(c)    (i) all works of authorship and other materials subject to copyright protection, and included in the Purchased Intellectual Property, if any, are original and were either created by employees of the Subsidiary Transferors within the scope of their employment or are otherwise works made for hire, or all right, title and interest in and to such works of authorship have been legally and fully assigned and transferred to the Seller or a Subsidiary Transferor, in all material respects as the case may be, (ii) all Intellectual Property Rights in all inventions and discoveries, made, developed or conceived by any employee or independent contractor of MSK, during the course of their employment (or other retention) by any Subsidiary Transferor and included in the Purchased Intellectual Property have been assigned in writing to a Subsidiary Transferor in all material respects, and (iii) all employees and independent contractors of Subsidiary Transferors that have contributed to the development of any Purchased Intellectual Property have signed documents confirming that each of them assigns to a Subsidiary Transferor all Purchased Intellectual Property Rights made, written, developed or conceived by them during the course of their employment (or other retention) by any Subsidiary Transferor and that are included in the Purchased Intellectual Property in all material respects, in each case of clauses (i) to (iii) to the extent that ownership of any such Purchased Intellectual Property Rights does not vest in a Subsidiary Transferor by operation of Law.

(d)    Any and all documentation relating to any Know-How and/or trade secrets included in the Purchased Intellectual Property, if any: (i) is reasonably current, accurate, and sufficient in detail and content to identify and explain such Know-How and/or trade secrets and to allow its reasonable use without reliance to the knowledge or memory of any individual, and the Seller has, or has caused the Subsidiary Transferors to have, taken all reasonable precautions to protect the secrecy, confidentiality and value of such Know-How and/or trade secrets, and (ii) pertains to the Know-How and/or trade secrets necessary to protect the operation of the Business as currently conducted, in each case of clauses (i) and (ii), in all material respects. To the extent reasonably necessary to protect the material trade secrets, confidential and proprietary information and Know-How included in the Purchased Intellectual Property, former and current employees of the Subsidiary Transferors have executed written confidentiality agreements with the Subsidiary Transferors designed to protect the Purchased Intellectual Property from disclosure, and furthermore, to the Knowledge of the Seller, no employee of any Subsidiary Transferor is in material violation or breach of any term of any such written agreements that would impair the confidentiality of such Purchased Intellectual Property.

(e)    To the Knowledge of Seller, (i) none of the Purchased Intellectual Property, nor the conduct of the Business infringes upon, misappropriates the Intellectual Property Right of any other Person nor is infringed upon or misappropriated by any other Person or its property, (ii) no Subsidiary Transferor has received during the past two (2) years any claim, any cease and desist or equivalent letter or any other notice of any allegation that any of the Purchased Intellectual Property or the Business infringes upon, misappropriates or otherwise violates the Intellectual Property of any third parties, (iii) there has been no unauthorized use by, disclosure to or by or infringement, misappropriation or other violation of any of the Purchased Intellectual Property during the past two (2) years by any third party and/or any current or former officer, employee, independent contractor, consultant or any other agent of any Subsidiary Transferor, (iv) none of the Purchased Intellectual Property is subject to any Legal Action, and no action or proceeding, whether judicial, administrative or otherwise, has been instituted during the past two (2) years or is pending or threated in writing that challenges or affects the Rights of any Subsidiary Transferor and, to the Knowledge of the Seller, there is no claim, demand, action or proceeding that is asserted with respect to any of the Purchased Intellectual Property, in each case in any material respect, and (v) no Subsidiary Transferor has received any written opinions (A) from outside counsel or (B) from in-house counsel, in each case relating to infringement, invalidity or unenforceability of any material Purchased Intellectual Property, in each case of clauses (i) to (iii), other than as would not reasonably be expected to result in Losses to the Buyer in excess of $800,000.

(f)     All registrations with and applications to any Governmental Authority in respect of the Purchased Intellectual Property are valid and in full force and effect in all material respects. The Subsidiary Transferors are in compliance with all Laws and Orders in all material respects regarding the Purchased Intellectual Property.

(g)    This Section 4.16 constitutes the exclusive representations and warranties of the Seller with respect to Intellectual Property matters (except with respect to non-contravention, which is addressed in Section 4.6, the sufficiency of Purchased Intellectual Property, which is addressed in Section 4.11, and IP Licenses, which are addressed in Section 4.12).

Section 4.17    Real Property.

(a)     Each of the Subsidiary Transferors has (i) good and valid title to, (ii) a valid and enforceable Right to use, or (iii) a valid and enforceable leasehold interest, in all buildings, structures, facilities and material fixtures and other improvements thereto used by it in connection with the Business as listed in Section 4.17(a) of the Seller Disclosure Letter (the “Real Property”). Each Subsidiary Transferor’s ownership of or leasehold interest in any such property is not subject to any Lien in all material respects, except for Permitted Liens. The Subsidiary

Transferors have, and at the Closing will convey to the Buyer, such Rights of ingress and egress with respect to such Real Property, buildings, structures, facilities, fixtures or other improvements as are required to conduct the applicable portions of the Business in a lawful manner consistent with past practice in all material respects. None of such Real Property, buildings, structures, facilities, fixtures or other improvements, or the use thereof, contravenes or violates any building, zoning, administrative, occupational safety and health or other applicable statute, law ordinance, rule or regulation in any material respect (whether or not permitted on the basis of prior non-conforming use, waiver or variance) in all material respects.

(b)    To the Knowledge of the Seller, each of the leases, subleases and other occupancy agreements exclusively related to the Business to which any of the Subsidiary Transferors is a party as of the date of this Agreement (the “Real Property Leases”) is, subject to the Enforceability Exceptions, valid, binding and in full force and effect, enforceable in accordance with its terms in all material respects. There is no, and no Subsidiary Transferor has, since January 1, 2017 received, written notice of any material default (or any condition or event that, after notice or lapse of time or both, would constitute a material default) thereunder. The Seller has delivered or made available to the Buyer true, correct and complete copies, in all material respects, of (i) all Real Property Leases (including any amendments and renewal letters with respect thereto).

Section 4.18    Permits; Compliance with Law.

(a)    (i) Each of the Subsidiary Transferors is in possession of all franchises, grants, authorizations, licenses, easements, variances, exceptions, consents, certificates, approvals and other permits of any Governmental Authority (“Permits”) necessary for it to own, lease and operate its Purchased Assets or to carry on the Business as it is now being conducted by such Subsidiary Transferor (collectively, the “Business Permits”) and (ii) all such Business Permits are in full force and effect, in the case of each of clauses (i) and (ii), in all material respects. There is no claim pending, or to the Knowledge of the Seller, threatened in writing which is reasonably certain to result in suspension, termination, revocation, limitation, impairment or cancellation of any of the Business Permits.

(b)    Each of the Subsidiary Transferors is in compliance with Laws in all material respects with respect to the Business and the Purchased Assets, including but not limited to (i) the Private Information Act of Korea, (ii) the Monopoly Regulation and Fair Trade Act of Korea, and (iii) any similar data protection-related and fair trade-related Laws in jurisdictions where the Seller’s Affiliates operate the Business.

(c)    No representation is made under this Section 4.18 with respect to employee benefits, labor, Tax, environmental or Intellectual Property, which matters are addressed in Section 4.13, Section 4.14, Section 4.15 and Section 4.16, respectively, only.

Section 4.19    Transaction with Affiliates. Except as disclosed in Section 4.19 of the Seller Disclosure Letter, no portion of the Business, is conducted by, with or through an Affiliate of the Seller or any Subsidiary Transferor other than the Subsidiary Transferors. Except as disclosed in Section 4.19 of the Seller

Disclosure Letter, to the Knowledge of the Seller, no director or executive officer of the Seller or MSK has, since January 1, 2017: (a) borrowed money from or loaned money to the Business that remains outstanding, (b) any contractual or other claim, express or implied, of any kind whatsoever against or in respect of the Business, (c) any interest in any assets used or held for use in the Business, (d) engaged in any other transaction with or in respect of the Business, or (e) owned, directly or indirectly, any interest in, or served as an officer, director, employee or consultant of or otherwise receives remuneration from, any Person that is, or has engaged in business as, a competitor, lessor, lessee, customer or supplier of the Business, in each case of the foregoing clauses (a) to (e) except for transactions entered into in the ordinary course of business (consistent with past practice) and in compliance with the applicable Laws in all material respects on arm’s length basis.

Section 4.20    Brokers. No broker, finder or investment banker other than the J.P. Morgan Securities LLC is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Transaction or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller or any of its Subsidiaries.

Section 4.21    Customers and Suppliers.

(a)    Section 4.21(a) of the Seller Disclosure Letter identifies each of the ten (10) largest customers of the Business in 2018 and 2019 based on amounts received or receivable (each, a “Significant Customer”). To the Knowledge of the Seller, none of the Seller or any of its Subsidiaries has received any written notice that any Significant Customer has ceased, or will cease, to use the Business Products, or has substantially reduced, or will substantially reduce, the use of the Business Products, or that such customer intends to terminate or materially modify existing Contracts with any of the Subsidiary Transferors at any time.

(b)    Section 4.21(b) of the Seller Disclosure Letter identifies each of the ten (10) largest suppliers of the Business in 2018 and 2019 based on amounts paid or payable (each, a “Significant Supplier”). To the Knowledge of the Seller, none of the Seller nor any of its Subsidiary Transferors has received any written notice that any Significant Supplier has ceased, or will cease, to sell raw materials, supplies, merchandise and other goods that are material to the Business to the Seller or any of the Subsidiary Transferors at any time after the Closing Date on terms and conditions substantially similar to those used in its current sales to any of the Seller or its Subsidiary Transferors, subject only to general and customary price increases.

Section 4.22    Product Returns and Warranties. Except as disclosed in Section 4.22 of the Seller Disclosure Letter:

There are no material liabilities for product returns arising from the Business other than those in the ordinary course of business as conducted by the Subsidiary Transferors (consistent with past practice). To the Knowledge of the Seller, there are no material threatened written claims for (i) product returns, (ii) warranty obligations, or (iii) services provided by the Business relating to the Business Products, in each case other than in the ordinary course of business as conducted by the Subsidiary Transferors (consistent with past practice), and since

January 1, 2017, no event has occurred that would reasonably be expected, with or without notice or lapse of time, to directly or indirectly give rise to the assertion of any such material claim.

Section 4.23    Inventory. Section 4.23 of the Seller Disclosure Letter contains a true, accurate and complete list of all Inventory in existence as of the date set forth therein. All Inventory included in Section 4.23 of the Seller Disclosure Letter is of such quality and quantity as to be usable and saleable in the ordinary course of business (consistent with past practice), except for those that have been written down in accordance with Exhibit B. The inventory levels maintained by the Subsidiary Transferors for the Business, (i) are not excessive in light of the normal operating requirements of the Business, and (ii) are adequate for the conduct of the operations of the Business in the ordinary course of business (consistent with past practice).

Section 4.24    Title. Each of the Subsidiary Transferors is the true and lawful owner of, and owns all right, title and interest to all of its tangible Purchased Assets, free and clear of all Liens (other than Permitted Liens). Upon the sale of the tangible Purchased Assets to the Buyer pursuant to this Agreement, all right, title and interest in and to all tangible Purchased Assets, free and clear of all Liens (other than Permitted Liens), will pass to the Buyer on the Closing Date.

Section 4.25    Insurance. Section 4.25 of the Seller Disclosure Letter sets forth a list of all polices held by or on behalf of the Subsidiary Transferors relating to the Business and a brief description of such policies, including the names and addresses of the insurers, the principal insured and each named insured, the policy number and period of coverage, the expiration dates, the annual premiums and payment terms, a brief description of the interests insured by such policies and the amount of any deductible. Such list is true and complete in all material respects. As of the date hereof, the insurance policies listed in Section 4.25 of the Seller Disclosure Letter are in full force and effect, all premiums due and payable thereon, to the extent required to be paid on or prior to the date hereof, have been paid and no written notice of cancellation or termination has been received with respect to any such policy, in each case in all material respects. There are no written claims related to the Business pending under any such policies as to which coverage has been questioned, denied or disputed.

Section 4.26    Preferences; Solvency. No insolvency event has occurred to any of the Seller or the Subsidiary Transferors, and to the Knowledge of the Seller, no insolvency event is reasonably likely to occur to the Seller or any of the Subsidiary Transferors (i) due to the execution and performance of this Agreement or the consummation of the transactions contemplated herein; or (ii)  at or prior to the Closing Date.

Section 4.27    Disclosure. To the Knowledge of the Seller, no representation or warranty contained in this Article IV, and no statement contained in the Seller Disclosure Letter or in any certificate furnished to the Buyer pursuant to this Agreement, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in the light of the circumstances under which they were made, not materially misleading.

Section 4.28    Buyer Escrow Agreement. Prior to or concurrently with the execution of this Agreement, MSK has entered into an escrow agreement with Buyer and the Escrow Agent in the form attached hereto as Exhibit I (the “Buyer Escrow Agreement”). The Buyer Escrow Agreement is in full force and effect and is a legal, valid and binding agreement of MSK, subject to the Enforceability Exceptions. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of MSK under the Buyer Escrow Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller that:

Section 5.1    Organization and Power. The Buyer is duly organized, validly existing and in good standing under the Laws of Korea. The Buyer has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

Section 5.2    Corporate Authorization; Enforceability. The Buyer has all necessary power and authority to enter into this Agreement and the Ancillary Agreements, and to consummate the Transaction and the other transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Buyer and the consummation by the Buyer of the Transaction and the other transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the Buyer, and no other corporate or other proceedings on the part of the Buyer are necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements by the Buyer, and the performance of the Buyer of the transactions contemplated by this Agreement and the Ancillary Agreements. Each of this Agreement and the Ancillary Agreements constitutes a legal, valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with their respective terms, subject to the Enforceability Exceptions.

Section 5.3    Governmental Authorizations. The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Buyer and the consummation by the Buyer of the Transaction and the other transactions contemplated hereby and thereby do not and will not require any material Governmental Authorization, other than the Required Regulatory Approvals.

Section 5.4    Non-Contravention. The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Buyer and the consummation by the Buyer of the Transaction and the other transactions contemplated hereby and thereby do not and will not:

(a)    contravene or conflict with, or result in any violation or breach of, any provision of the organizational documents of the Buyer;

(b)    contravene or conflict with, or result in any violation or breach of, any Law applicable to the Buyer or any of its Subsidiaries or by which any assets of the Buyer or any of its Subsidiaries (“Buyer Assets”) are bound, assuming that all Governmental Authorizations described in this Section 5.3 (Governmental Authorizations) have been obtained or made; or

(c)    require any consent, approval or other authorization of, or filing with or notification to, any Person under any Contracts to which the Buyer or any of its Subsidiaries is a party or by which any Buyer Assets are bound, other than as, if not obtained, would not have a Buyer Material Adverse Effect.

Section 5.5    Sufficient Funds.

(a)    The Buyer’s obligations hereunder are not subject to any conditions regarding the Buyer’s or any other Person’s ability to obtain financing for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)    Prior to or concurrently with the execution of this Agreement, the Buyer has entered into the Buyer Escrow Agreement. The Buyer Escrow Agreement is in full force and effect and is a legal, valid and binding agreement of the Buyer, subject to the Enforceability Exceptions. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Buyer under the Buyer Escrow Agreement. Concurrently with the execution of this Agreement, the Buyer has deposited the Deposit with the Escrow Agent pursuant to Section 6.9.

Section 5.6    Litigation. There is no Legal Action pending or, to the knowledge of the Buyer, threatened, against the Buyer or any of its Affiliates before any Governmental Authority that would or seeks to materially delay or prevent the consummation of the Transaction or the other transactions contemplated by this Agreement. As of the date of this Agreement, neither the Buyer nor any of its Affiliates is subject to any Order of, or, to the knowledge of the Buyer, continuing investigation by, any Governmental Authority, or any Order of any Governmental Authority that would or seeks to materially delay or prevent the consummation of the Transaction or the other transactions contemplated by this Agreement or the Ancillary Agreements.

Section 5.7    No Regulatory Impediment. The Buyer is not aware of any fact relating to its or any of its Affiliates’ respective businesses (including ownership of any business that competes with the Business), operations, financial condition or legal status, including any officer’s, director’s or current employee’s status, that might reasonably be expected to impair the ability of the parties to this Agreement or the Ancillary Agreements to obtain, on a timely basis, any authorization, consent, Order, declaration or approval of, or ability to contract with, any Governmental Authority or third party necessary for the consummation of the Transaction or the other transactions contemplated by this Agreement or the Ancillary Agreements.

Section 5.8    Brokers. None of the Seller, MSK or any of their Affiliates will be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the Transaction or the other transactions contemplated by this Agreement or the Ancillary Agreements based on arrangements made by or on behalf of the Buyer.

Section 5.9    Independent Investigation. In entering into this Agreement and each of the other documents and instruments relating to the Transaction and the other transactions contemplated by this Agreement, the Buyer has relied solely upon its own investigation and analysis, and the Buyer acknowledges and agrees that (a) except for the specific representations and warranties of the Seller contained in this Agreement (including any that are subject to the Seller Disclosure Letter and the Seller SEC Reports), none of the Seller, its Affiliates or any of its or their respective stockholders, controlling persons or Representatives makes or has made, and Buyer is not relying upon, any representation or warranty, either express or implied, with respect to the Seller or its Subsidiaries or Affiliates, the Business or the Purchased Assets, or as to the accuracy or completeness of any of the information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided (including in any management presentations, information or descriptive memorandum, certain “data rooms” maintained by the Seller, supplemental information or other materials or information with respect to any of the above) or otherwise made available to the Buyer or any of its Affiliates, stockholders, controlling persons or Representatives and (b) to the fullest extent permitted by applicable Law, none of the Seller, its Affiliates or any of its or their respective stockholders, controlling persons or Representatives shall have any liability or responsibility whatsoever to the Buyer, its Affiliates, stockholders, controlling persons or Representatives on any basis (including in contract or tort, at law or in equity, under any Laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to the Buyer, its Affiliates, stockholders, controlling persons or Representatives, except in the case of fraud or willful misrepresentation to deceive the Buyer or to the extent expressly set forth in this Agreement. The Buyer acknowledges and agrees that it has been furnished with, or given adequate access to, all information and materials relating to the Seller and its Subsidiaries and the Business that it has requested and Representatives of the Seller have answered all inquiries that the Buyer has made of them concerning the Seller and its Subsidiaries and the Business.

ARTICLE VI

PRE-CLOSING COVENANTS

Section 6.1    Conduct of the Business. From and after the date of this Agreement and prior to the earlier of the Closing or the termination of this Agreement pursuant to Article X (Termination, Amendment and Waiver), except (I) as contemplated by this Agreement, (II) as set forth in Section 6.1 of the Seller Disclosure Letter, (III) as required by applicable Law or policy or guidance from a Governmental Authority, (IV) for any action (including cessation of activities) taken by the Seller or any Subsidiary Transferor that the Seller or such Subsidiary Transferor reasonably believes is required (provided that any such non-emergent actions shall require the prior written consent of the Buyer, which shall provide written response to the Seller within two (2) Business Days and shall not to unreasonably withhold, delay or condition such consent, and any emergent actions shall be notified by the Seller to the Buyer within two (2) Business Days), or that is recommended by a Governmental Authority, in order to protect the health, safety and welfare of the officers and employees of the Business and all other individuals having business dealings with the Business in connection with the coronavirus outbreak and related public health situation, or (V) with the prior written consent of the Buyer, such consent not to be unreasonably withheld, delayed or conditioned, the Seller shall, and shall cause each of its Subsidiary Transferors to, (A) conduct the Business only in the ordinary course of business (consistent with past practice), and (B) use their commercially reasonable efforts to preserve the present organization of the Business, keep available the services of the present officers and employees of the Business, and preserve relationships with customers, suppliers, licensors, licensees, contractors, distributors and other having business dealing with the Business, including, subject to Section 6.4, assisting the Buyer in its discussions with such customers, suppliers, licensors, licenses, contractors, distributors and others, such that the Buyer may renew or extend the related contracts on terms that are at least equal to those terms existing at or prior to the Closing. Without limiting the generality of the foregoing, and except (I) as otherwise contemplated by this Agreement, (II) as set forth in Section 6.1 of the Seller Disclosure Letter, (III) as disclosed in the Seller SEC Reports, (IV) as otherwise required by applicable Law or policy or guidance from a Governmental Authority, or (V) for any action (including cessation of activities) taken by the Seller or any Subsidiary Transferor that the Seller or such Subsidiary Transferor reasonably believes is required (provided that any such non-emergent actions shall require the prior written consent of the Buyer, which shall provide written response to the Seller within two (2) Business Days and shall not to unreasonably withhold, delay or condition such consent, and any emergent actions shall be notified by the Seller to the Buyer within two (2) Business Days), or that is recommended by a Governmental Authority, in order to protect the health, safety and welfare of the officers and employees of the Business and all other individuals having business dealings with the Business in connection with the coronavirus outbreak and related public health situation, from and after the date of this Agreement and prior to the earlier of the Closing or the termination of this Agreement pursuant to Article X (Termination, Amendment and Waiver), the Seller shall not, and shall cause each of its Subsidiary Transferors not to, solely with respect to the Business, take any of the following actions, without the prior written consent of the Buyer, such consent not to be unreasonably withheld, delayed or conditioned:

(a)    Compensation and Benefits. (i) Increase the annual compensation or annual benefits payable or to become payable to any Business Employee other than in the ordinary course of business (consistent with past practice), or (ii) grant to any current or former officer or member of senior management of the Business, any increase in severance, change in control or retention pay other than in the ordinary course of business (consistent with past practice), except, in the case of each of clauses (i) and (ii), (A) to the extent required by applicable Law, this Agreement or any Seller Benefit Plan or other agreement in effect on the date of this Agreement, (B) in conjunction with new hires, promotions or other changes in job status in the ordinary course of business (consistent with past practice), (C) to comply with Section 409A of the Code and guidance applicable thereunder or (D) in connection with a new collective bargaining agreement to be entered into with MSK’s Union and any ancillary agreement related thereto;

(b)    Employment Arrangement. Enter into or offer to enter into or amend, terminate or waive any Right under any employment or consulting arrangement with any Person or any group of Persons other than in the ordinary course of business (consistent with past practice);

(c)    Capital Expenditures. Make or commit to any capital expenditures outside the ordinary course of business (consistent with past practice);

(d)    Acquisitions. Other than in the ordinary course of business (consistent with past practice), acquire (by merger, consolidation, acquisition of equity interests or assets, or otherwise) any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof, except for any such transaction (i) which is between the Seller and any of its Affiliates or between any such Affiliates, (ii) for which the consideration paid (including assumed indebtedness for borrowed money) does not exceed $1,000,000 or (iii) pursuant to any Contract existing and in effect as of the date hereof and as set forth in Section 6.1(d) of the Seller Disclosure Letter;

(e)    Assigned Contracts. Other than in the ordinary course of business (consistent with past practice), amend, modify, refuse to renew, terminate or cancel any Assigned Contracts (including Material Contracts) and enter into any new Contract or submit a bid in respect thereof, which shall constitute an Assigned Contract;

(f)    Dispositions. Sell, lease, license, transfer, pledge, encumber, grant or dispose of any Purchased Assets or any part thereof, other than (i) the sale of inventory in the ordinary course of business, (ii) the disposition of used, obsolete or excess equipment in the ordinary course of business, (iii) the abandonment, lapse or other disposition of any Intellectual Property Rights in the ordinary course of business, (iv) other dispositions in the ordinary course of business, (v) any Permitted Liens or (vi) pursuant to any Contract existing and in effect as of the date hereof and as set forth in Section 6.1(f) of the Seller Disclosure Letter;

(g)    Indebtedness; Guarantees. Incur, create, assume or guarantee any new indebtedness in excess of $1,000,000 in the aggregate, other than credit facilities, performance bonds, letters of credit, hedging arrangements, or other obligations entered into in the ordinary course of business;

(h)    Accounting. Change (or permit to be changed) its accounting policies or procedures, other than as required by GAAP or applicable Law;

(i)    Legal Actions. Waive, release, assign, settle or compromise any material Legal Actions pending or threatened against the Seller or any of its Subsidiaries, the Business or the Purchased Assets, other than (i) in the ordinary course of business (consistent with past practice) or (ii) if the loss resulting from such waiver, release, assignment settlement or compromise is reimbursed to the Seller or any of its Affiliates by an insurance policy after the payment of any related deductibles or fees;

(j)    Tax. Change (or permit to be changed) any Tax policies or procedures, other than as required by GAAP or applicable Law, make (or permit to be made) any material Tax election or settle or compromise any Tax liability, in each case that would be reasonably expected to adversely affect the transfer taxes payable by the Buyer under Section 7.8;

(k)    Affiliate Transactions. Enter into any transaction or any contract with any Affiliate, except in the ordinary course of business (consistent with past practice); or

(l)    Related Actions. Agree in writing to do any of the foregoing.

Any action expressly permitted under any one clause of this Section 6.1 shall be permitted under all other clauses of this Section 6.1. The Buyer acknowledges and agrees that nothing in this Section 6.1 shall be construed to restrict or otherwise limit the Seller’s or any of its Subsidiaries’ ability to conduct the Other Businesses as determined by the Seller (in its sole discretion), including taking or cause to be taken any of the actions set forth in this Section 6.1, to the extent such action affects solely the Other Businesses. The Buyer further acknowledges and agrees that any such action, including to the extent inconsistent in any respect with any provision set forth in this Section 6.1, that is taken by the Seller or any of its Subsidiaries to the extent it solely affects the Other Businesses, shall not require the consent of the Buyer and shall not be deemed to constitute a breach of this Section 6.1 by the Seller. Nothing contained in this Agreement shall give the Buyer, directly or indirectly, rights to control or direct the operations of the Seller or any of its Subsidiaries before the Closing Date. Before the Closing Date, the Seller shall, consistent with and subject to the terms and conditions of this Agreement, exercise complete control and supervision over its operations. For the avoidance of doubt, the Buyer shall not have any right to control or direct the operations of the Seller or any of its Subsidiaries following the Closing Date.

Section 6.2    Conduct of Business of the Buyer/Seller. Each of the Buyer and the Seller shall not, and shall not permit any of its Affiliates to, without the prior written consent of the other party (such consent not to be unreasonably withheld, delayed or conditioned), take or agree to take any action that would reasonably be expected to (a) delay or prevent the consummation of the Transaction or the other transactions contemplated by this Agreement, (b) impose or cause any delay in the obtaining of, or increase the risk of not obtaining, any Governmental Authorization necessary to consummate the Transaction or the expiration or termination of any waiting period under applicable Law or (c) result in any Governmental Authority entering an Order prohibiting the consummation of the Transaction or the other transactions contemplated by this Agreement.

Section 6.3    Access to Information; Confidentiality.

(a)    The Seller shall, and shall cause its Subsidiary Transferors, to (i) provide to the Buyer and its Representatives full access at reasonable times upon reasonable prior notice to the officers, employees, properties, books and records of the Seller and its Subsidiary Transferors relating primarily to the Business and the Purchased Assets and (ii) furnish promptly such information and data concerning the Business and the Purchased Assets as the Buyer may reasonably request, provided that any such access shall be conducted in such a manner as not to interfere unreasonably with the normal business or operations of the Seller and the Subsidiary Transferors. Nothing herein shall require the Seller or any of its Subsidiary Transferors to disclose information to the extent such disclosure (A) may result in a waiver of attorney-client privilege, work product doctrine or similar privilege, (B) may cause competitive harm to the Seller, any of its Affiliates or the Business, if the transactions contemplated by this Agreement are not consummated or (C) may violate any applicable Law or any confidentiality obligation of such party. Notwithstanding the foregoing, the Seller shall, with the advice of its counsel, be entitled to designate certain information that is competitively sensitive from an antitrust or other regulatory point of view as “Clean Team Information” and prior to any disclosure of such competitively sensitive information, the Buyer and the Seller shall mutually agree on customary procedures and guidelines with respect to the access to and review of such information (including working together to establish a “clean team” of the Buyer’s Representatives who may have access to and receive such information), which may be memorialized in one or more joinders, supplements or amendments to (i) the Confidentiality Agreement, dated March 4, 2019 (the “Alchemist Confidentiality Agreement”), between Alchemist Capital Partners Korea Co., Ltd. and MagnaChip ListCo (ii) the Confidentiality Agreement, dated February 26, 2020, between Credian Partners Inc. and MagnaChip ListCo (the “Credian Confidentiality Agreement”, together with the Alchemist Confidentiality Agreement, collectively, the “Confidentiality Agreement”).

(b)    The Buyer and the Seller shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement with respect to the information disclosed under this Section 6.3 (Access to Information; Confidentiality).

(c)    Nothing contained in this Agreement shall give the Buyer or its Affiliates, directly or indirectly, Rights to conduct or cause to be conducted any environmental investigation of the current or former operations or facilities of the Seller or any of its Subsidiaries without the prior written consent of the Seller, which shall not be unreasonably withheld.

Section 6.4    Contact with Customers, Suppliers and Other Business Relations. The Buyer hereby agrees that, except as contemplated by this Agreement, it is not authorized to and shall not (and shall not permit any of its Representatives or Affiliates to) contact any employee, landlord, customer, supplier or other material business relation of the Seller or its Subsidiaries before the Closing without the prior written consent of the Seller, so long as such consent is not unreasonably withheld, delayed or conditioned. After Closing, the Seller and its Subsidiaries shall take all actions reasonably necessary to facilitate any such contacts and commercial requirements of the Business. The Seller shall be given the reasonable opportunity to participate in discussions and meetings with, and copied on all correspondence of, the Buyer or its Representatives, on the one hand, and any such approved employee, landlord, customer, supplier or other material business relation, on the other hand, prior to Closing.

Section 6.5    Reasonable Best Efforts; Consents; Filings; Further Action.

(a)    Upon the terms and subject to the conditions of this Agreement and in accordance with applicable Law, each of the Buyer and the Seller shall, and the Buyer shall cause each of its Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Law to consummate the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in Article IX) as promptly as practicable, including (i) preparing and making any filings and notifications required in connection with the transactions contemplated by this Agreement under any other applicable Law in connection with obtaining the Required Regulatory Approvals, as promptly as practicable after the date hereof, (ii) making, to the extent applicable, any other submissions either required or deemed appropriate by either the Buyer or the Seller in connection with the transactions contemplated by this Agreement under the Securities Act of 1933, the Securities Exchange Act of 1934, the General Corporation Law of the State of Delaware, the Applicable Exchange rules and regulations and any other applicable Law as promptly as practicable and (iii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations, and other confirmations required to be obtained from any Governmental Authority that are necessary to consummate the transactions contemplated by this Agreement. Each of the Seller and the Buyer shall provide to the other such necessary information and reasonable assistance as the other may request in connection with their preparation of any filing, registration or declaration which is necessary in connection with this Agreement. Nothing in this Agreement shall require the Buyer or any of its Affiliates to divest or hold separate or agree to any limitations on or other requirements in respect of the operation of any business, division or operating unit of the Buyer or any of its Affiliates, including the Business and the Purchased Assets from and after the Closing; provided, however, that the Buyer shall not consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Authority without the consent of the Seller, which shall not be unreasonably withheld.

(b)    The Seller and the Buyer shall (and shall cause their respective Affiliates to), to the extent permitted by applicable Law, (i) give each other prompt notice of the making or commencement of any request, inquiry or proceeding by or before any Governmental Authority with respect to the transactions contemplated by this Agreement, (ii) keep each other reasonably informed as to the status of any such request, inquiry or proceeding, (iii) promptly inform each other of any communication (and provide each other with copies of all written communications) to or from any Governmental Authority regarding the transactions contemplated by this Agreement, (iv) consult and cooperate with each other in good faith in connection with any meetings or oral communications, formal or informal, with any Governmental Authority in connection with the transactions contemplated by this Agreement and provide each other with advance notice and an opportunity to attend and participate in all such meetings and oral communications, (v) provide each other with reasonable advance opportunity to review and comment upon (and each will consider in good faith the views of the other in connection with), any filing, registration, declaration, notice, analysis, appearance, presentation, memorandum, brief, argument, opinion, proposal or other communication, oral or written, made or submitted to any Governmental Authority regarding the transactions contemplated by this Agreement, and (vi) promptly provide, after consulting with the other party, any additional or supplemental information requested by any Governmental Authority. Notwithstanding any provisions of this Section 6.5(b) to the contrary, (x) materials provided to the other party pursuant to this Section 6.5(b) may be redacted (A) as necessary to comply with contractual arrangements, and (B) as necessary to address privilege or confidentiality concerns and (y) each party shall have the Right to reasonably designate information provided to the other party as for the other side’s outside counsel only.

(c)    None of the Buyer and the Seller shall, and the Buyer and Seller shall not permit any of their respective Affiliates to, take any action (including acquiring or making any investment in any Person or any division or assets thereof) that would, or would reasonably be expected to, result in a material delay in the satisfaction of any of the conditions set forth in Article IX or any of such conditions not being satisfied.

(d)    The Buyer and the Seller shall use their reasonable best efforts to give all notices to, and obtain all consents from, all third parties required to be obtained or made by the Buyer or the Seller in connection with the Transaction or the other transactions contemplated by this Agreement; provided, however, that the Seller shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

Section 6.6    Public Announcements. Except as provided for in this Agreement, before the Closing, the Buyer and the Seller shall, and shall cause their Affiliates to, consult with each other before issuing any press release or otherwise making any public statements about this Agreement or any of the transactions contemplated by this Agreement. Neither the Buyer nor the Seller shall (or shall permit their Affiliates to) issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Law or the Applicable Exchange requirements, in which case that party shall use its commercially reasonable efforts to consult with the other party before issuing or permitting any such release or making any such public statement. Notwithstanding the foregoing, without the prior consent of the Buyer, the Seller (a) may communicate with customers, vendors, suppliers, financial analysts and investors in a manner consistent with its past practice in compliance with applicable Law and (b) may disseminate the information included in a press release or other document previously approved for external distribution by the Buyer.

Section 6.7    Notice of Certain Events. From the date hereof until the Closing, the Seller shall promptly notify the Buyer in writing of each of the following matters, and the Buyer shall promptly notify the Seller in writing of each of the matters under clause (b) or (c) below:

(a)    Any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, (B) has resulted in, or would reasonably be expected to result in, any representation or warranty made by the Seller hereunder not being true and correct and that would reasonably be expected to result in the failure of any of the conditions set forth in Section 9.2(a) not being satisfied, or (C) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 9.2 to be satisfied;

(b)    Any written notice or communications from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement under any Material Contract;

(c)    Any written notice or communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(d)    Any incurrence of debt by the Business, including obligations for trade payables but excluding trade payables incurred in the ordinary course of business, by any of the Subsidiary Transferors; and

(e)    Any Legal Actions commenced, or to the Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Seller or any of the Subsidiary Transferors that, if pending on the date of this Agreement, would have been required to be disclosed pursuant to Section 4.10 or that seeks to prevent the consummation of the transactions contemplated by this Agreement.

Section 6.8    Exclusivity. Until the earlier of the Closing and the termination of this Agreement pursuant to its terms, the Seller shall not, and shall direct its Affiliates and Representatives not to: (a) knowingly initiate, solicit or make any proposal or offer with respect to a merger, acquisition, consolidation, recapitalization, liquidation, dissolution, equity investment or similar transaction involving the Purchased Assets, or any purchase of all or a substantial portion of the assets of the Business (a “Proposal”); or (b) other than informing Persons of the existence of this Section 6.8 (Exclusivity) or communicating that such Person is not permitted to engage in such activity at such time, engage in any negotiations concerning, or provide any confidential or non-public information or data to, or have any substantive discussions with, any Person that has made a Proposal. The Seller shall (i) promptly inform the Buyer in the event of any of the foregoing (without disclosing to the Buyer the identity of such Person that has made a Proposal), and shall (ii) direct its Affiliates and Representatives to, immediately terminate all discussions or negotiations with all Persons who have made Proposals that are currently ongoing and shall promptly request the prompt return or destruction of any confidential information provided to such Person in connection with such Person’s consideration of a possible Proposal. Notwithstanding the foregoing, the term “Proposal” shall not include, and nothing in this Section 6.8 shall impair or apply to, any offer, inquiry or proposal to acquire any or all of the Other Businesses, including any offer, inquiry or proposal to acquire the assets (excluding the Purchased Assets and the Business) or equity securities of MagnaChip ListCo, the Seller, MSK or any of their respective Affiliates, so long as such offer, inquiry or proposal assumes and results in any transaction that is consummated after the transactions contemplated by this Agreement have been consummated and the Purchased Assets and the Business are no longer held by MagnaChip ListCo, the Seller, MSK or any of the other Subsidiary Transferors.

Section 6.9    Deposits; Escrow Agreement; Factory (Kun) Mortgage.

(a)    Substantially concurrently with the execution of this Agreement, the Buyer shall deposit, or cause to be deposited, $34,470,000 (the

“Buyer Deposit”) with Hana Bank (the “Escrow Agent”) by wire transfer of immediately available funds to an account designated by the Escrow Agent (the “Buyer Escrow Account”, and all funds held in the Escrow Account at any given time, the “Buyer Escrow Funds”). Failure to deposit the Buyer Deposit substantially concurrently with the execution of this Agreement shall entitle the Seller to terminate the Agreement in accordance with Section 10.4(b). Subject to this Section 6.9, the Escrow Agent shall hold the Buyer Deposit in the Buyer Escrow Account, which shall be a segregated account, until the Closing and, at the Closing, the Buyer and MSK shall jointly instruct the Escrow Agent to, and the Escrow Agent shall, release the Buyer Escrow Funds to MSK. The Buyer, Seller and MSK agree and acknowledge that the Buyer Escrow Funds are for payment of the Purchased Assets and, in the event that the Buyer has any Liabilities under this Agreement, including to pay the Buyer Termination Fee pursuant to Section 10.6(a) and any amounts owing pursuant to Section 10.6(c), the Buyer Escrow Funds shall be available for payment of these Liabilities or to meet its obligations under an order of specific performance in accordance with Section 12.13.

(b)    Substantially concurrently with the execution of this Agreement, MSK shall, at its cost, grant to the Buyer a first priority factory (kun) mortgage ( ) (the “Kun Mortgage”) on the real properties owned by MSK in respect of the fabrication facility located in Gumi, Korea, known as “Fab 3”, and other material assets in such facility attached to or forming part of such facility, for purposes of securing the payment of the Seller’s Termination Fee. The maximum amount to be secured by the Kun Mortgage shall be $34,470,000 (the “Seller Security Amount”). Upon registration of the Kun Mortgage, the Buyer shall deliver the Kun Mortgage certificate (the “Kun Mortgage Certificate”) to Lee&Ko for Lee&Ko to hold in escrow, to be released to Seller as set forth below. The Kun Mortgage shall be governed by a mortgage agreement in the form attached hereto as Exhibit P (the “Factory (Kun) Mortgage Agreement”). Failure of MSK to enter into the Factory (Kun) Mortgage Agreement substantially concurrently with the execution of this Agreement shall entitle the Buyer to terminate the Agreement; provided, however, that at any time after the Factory (Kun) Mortgage Agreement is executed or the Kun Mortgage is registered, the Seller may, in its sole discretion, elect to replace the Kun Mortgage with a deposit of cash in an amount equal to the Seller Security Amount (the “Seller Deposit”) with the Escrow Agent (such deposited cash, the “Seller Escrow Funds”, and together with the Buyer Escrow Funds, each of such funds, the “Escrow Funds”) in an account designated by the Escrow Agent (the “Seller Escrow Account”, and together with the Buyer Escrow Account, each an “Escrow Account”), and upon the making of the Seller Deposit, the Buyer shall release MSK from its obligations under the Factory (Kun) Mortgage Agreement. If the Seller elects to make the Seller Deposit, (i) the Seller and the Buyer shall enter into an escrow agreement with the Escrow Agent substantially in the form of the Buyer Escrow Agreement (the “Seller Escrow Agreement”, and together with the Buyer Escrow Agreement, each an “Escrow Agreement”), (ii) subject to this Section 6.9, the Escrow Agent shall hold the Seller Deposit in the Seller Escrow Account, which shall be a segregated account, until the Closing, (iii) the Buyer and MSK shall terminate the Factory (Kun) Mortgage Agreement, the Buyer shall instruct Lee&Ko to release the Kun Mortgage Certificate to MSK, and the Buyer shall further execute any other document or take any action required to effect the release of MSK from its obligations under the Factory (Kun) Mortgage Agreement and deregister the Kun Mortgage, in each case, as may be requested by MSK, including providing MSK with any documents necessary or required to deregister the Kun Mortgage, and (iv) at the Closing, the Buyer and MSK shall jointly instruct the Escrow Agent to, and the Escrow Agent shall, release the Seller Escrow Funds to MSK. If the Seller does not elect to make the Seller Deposit, then at the Closing the Buyer and Seller shall terminate the Factory (Kun) Mortgage Agreement, the Buyer shall instruct Lee&Ko to release the Kun Mortgage Certificate to MSK and the Buyer shall further execute any other document or take any action required to effect the release of MSK from its obligations under the Factory (Kun) Mortgage Agreement and deregister the Kun Mortgage, in each case, as may be requested by MSK, including providing MSK with any documents necessary or required to deregister the Kun Mortgage in the court registry. The Buyer, Seller and MSK agree and acknowledge that the Kun Mortgage, the Seller Deposit and/or the Seller Escrow Funds, as the case may be, are for payment of the Seller Termination Fee pursuant to Section 10.6(b) and any amounts owing pursuant to Section 10.6(c) and the Kun Mortgage or the Seller Escrow Funds shall be available for payment of these Liabilities only.

(c)    Except as set forth in Section 6.9(e), the Escrow Agent shall not be required or permitted to make any disposition of any of the Buyer Escrow Funds from the Buyer Escrow Account or, in the event the Seller elects to replace the Kun Mortgage with a Seller Deposit, the Seller Escrow Funds from the Seller Escrow Account, unless (i) the Escrow Agent is directed to do so in writing by MSK and the Buyer, acting jointly, or (ii) the Escrow Agent is directed to do so in writing by the party which claims to be entitled to receive any of the Escrow Funds together with a copy of a final and binding arbitral award (and other requirements as set forth in the Escrow Agreement) issued by an arbitration tribunal pursuant to Section 12.3 that requires the other party to pay the claiming party an amount not less than the amount of the claim being made to the Escrow Agent. With respect to clause (ii), (x) if the final and binding arbitral award provides for the payment of the Buyer Termination Fee or an amount equal to all or a portion of the Buyer Escrow Funds to MSK or the Seller, the Escrow Agent shall distribute such amount set forth in the final and binding arbitral award to MSK (and the remainder of the Buyer Escrow Funds after such distribution, if any, to the Buyer), and shall release the full amount of the Seller Escrow Funds to MSK, in each case, pursuant to the Escrow Agreement, and (y) if the final and binding arbitral award provides for payment of the Seller Termination Fee or an amount equal to all or a portion of the Seller Escrow Funds to the Buyer, the Escrow Agent shall distribute such amount set forth in the final and binding arbitral award to the Buyer (and the remainder of the Seller Escrow Funds after such distribution, if any, to MSK), and shall release the full amount of the Buyer Escrow Funds to the Buyer, in each case, pursuant to the Escrow Agreement.

(d)    Notwithstanding anything to the contrary in this Agreement, in the event that this Agreement is terminated and a Termination Fee is required to be paid pursuant to Section 10.6(a) or Section 10.6(b), the Buyer and MSK agree to jointly instruct the Escrow Agent to release from the Escrow Account, within five (5) Business Days of such termination (and in the absence of joint instruction, instruction pursuant to clause (ii) of Section 6.9(c) by the party who is entitled to such payment), (i) in the case of the Buyer Termination Fee, (x) to MSK, funds in an amount equal to the Buyer Termination Fee (plus any interest payable thereon pursuant to Section 10.6(c)), (y) to the Buyer, the funds remaining, if any, in the Buyer Escrow Account following the release of the funds described in clause (x), and (z) in the event the Seller elects to replace the Kun Mortgage with a Seller Deposit, to MSK, all of the funds in the Seller Escrow Account, and (ii) in the case of the Seller Termination Fee, (A) in the event the Seller elects to replace the Kun Mortgage with a Seller Deposit, to the Buyer, the funds in an amount equal to the Seller Termination Fee (plus any interest payable thereon pursuant to Section 10.6(c)), (B) in the event the Seller elects to replace the Kun Mortgage with a Seller Deposit, to MSK, the funds remaining, if any, in the Seller Escrow Account following the release of the funds described in clause (A), and (C) to the Buyer, all of the funds in the Buyer Escrow Account.

(e)    If this Agreement is terminated in any circumstances other than such circumstances which result in (i) the Buyer Termination Fee being required to be paid pursuant to Section 10.6(a) or (ii) the Seller Termination Fee being required to be paid pursuant to Section 10.6(b), the Escrow Agent shall not dispose of any of the Escrow Funds until the sixtieth (60th) day following such termination (the “Release Date”), at which time the Buyer Escrow Funds shall be released to the Buyer and in the event the Seller elects to replace the Kun Mortgage with a Seller Deposit, the Seller Escrow Funds shall be released to MSK; provided, however, that if at any time prior to the Release Date, either MSK or the Buyer has delivered to the Escrow Agent a written notice stating that it or any of its Affiliates has brought an arbitration against the other seeking the payment of (x) in the case of an arbitration brought by MSK or any of its Affiliates, the Buyer Termination Fee pursuant to Section 10.6(a), then the Escrow Agent shall not dispose of any of the Buyer Escrow Funds unless permitted to do so in accordance with Section 6.9(c) (but, for the avoidance of doubt, in the event the Seller elects to replace the Kun Mortgage with a Seller Deposit, the Escrow Agent shall release the Seller Escrow Funds to MSK on the Release Date so long as the Buyer has not delivered to the Escrow Agent a written notice in accordance with this proviso and the Escrow Agreement) or (y) in the case of an arbitration brought by the Buyer or any of its Affiliates, the Seller Termination Fee pursuant to Section 10.6(b), then, in the event the Seller elects to replace the Kun Mortgage with a Seller Deposit, the Escrow Agent shall not dispose of any of the Seller Escrow Funds unless permitted to do so in accordance with Section 6.9(c) (but, for the avoidance of doubt, the Escrow Agent shall release the Buyer Escrow Funds to the Buyer on the Release Date so long as MSK has not delivered to the Escrow Agent a written notice in accordance with this proviso and the Escrow Agreement). Notwithstanding anything to the contrary in this Agreement, if the Seller has brought a Legal Action seeking specific performance pursuant to Section 12.13, the Escrow Agent shall not dispose of any of the Buyer Escrow Funds unless such matter has been finally judicially determined or there is a final and binding arbitral award with respect thereto, and then the Buyer Escrow Funds shall only be disposed in accordance with Section 6.9(c).

Section 6.10    IT Separation.

(a)    From and after the date of this Agreement and prior to the earlier of the Closing or the termination of this Agreement pursuant to ARTICLE X, the Buyer shall use its reasonable best efforts to, and the Seller shall use its reasonable best efforts to cooperate with and assist the Buyer to, separate the material information technology assets of the Business identified on Exhibit O hereto

(the “Material Business IT Systems”) from the Seller’s information technology assets (the “IT Separation”). As promptly as practicable following the date hereof, the Seller and the Buyer shall jointly retain an independent, third-party information technology consultant, who is not the Consultant defined below (the “IT Auditor”), to assist in the planning of the IT Separation, monitor the progress of the IT Separation, audit the IT Separation and affirm its completion in accordance with this Section 6.10(a), and shall be instructed and incentivized to assist in the completion of the IT Separation within four (4) months following the date hereof. In addition, the Buyer shall, as promptly as practicable following the date hereof, retain an independent, third-party information technology consultant (which, for the avoidance of doubt, shall include SK holdings C&C, the “Consultant”), at the Buyer’s sole cost and expense, to implement the IT Separation according to plans to be mutually agreed between the Seller and the Buyer with the assistance of the IT Auditor, which plans shall include: (a) a target completion date for the IT Separation, which shall be targeted no later than four (4) months following the date hereof, (b) a schedule of reporting by the IT Consultant to the Buyer, Seller and the IT Auditor with respect to then-current progress, which shall occur no less frequently than once per week, and (c) standards for determining when the IT Separation has been completed as set forth in Exhibit O (the “Completion Standards”). For the avoidance of doubt, the Consultant shall be obligated to perform its obligations under its agreement with the Buyer until the earlier of the Closing and the termination of this Agreement pursuant to Article X.

(b)    Upon completion of the IT Separation in material conformance with the Completion Standards, as determined by the Consultant, the Consultant shall notify the Buyer, the Seller and the IT Auditor. Upon receipt of such notification, the Buyer and the Seller shall cause the IT Auditor to audit the IT Separation implemented by the Consultant and, within five (5) Business Days thereof, either deliver an affirmation in writing to the Buyer and Seller that the IT Separation has been completed in material conformance with the Completion Standards (the “Affirmation”) or deliver a statement in writing (a “Deficiencies Statement”) to the Buyer and Seller that the IT Separation has not been so completed and include a detailed explanation of all deficiencies and steps to remediate such deficiencies. In the event the IT Auditor delivers a Deficiencies Statement, the Buyer shall deliver such Deficiencies Statement to the Consultant and shall cause the Consultant to implement the remediation steps set forth therein. Upon material completion of such remediation steps, as determined by the Consultant, the Consultant shall notify the Buyer, the Seller and the IT Auditor, and the Buyer and Seller shall again cause the IT Auditor to audit the IT Separation and provide an Affirmation or Deficiencies Statement in accordance with this Section 6.10(b).

(c)    Except for the fees and expenses of the IT Auditor, which shall be borne equally by the Buyer and the Seller, all costs and expenses incurred in connection with the IT Separation, including all fees and expenses of the Consultant, shall be borne by the Buyer, and the Buyer shall promptly reimburse the Seller therefor upon written notice.

ARTICLE VII

OTHER COVENANTS AND AGREEMENTS

Section 7.1    Certain Payments or Instruments Received from Third Parties. To the extent that, after the Closing Date, (a) the Buyer receives any payment or instrument that is for the account of the Seller or any of its Affiliates according to the terms of this Agreement, the Buyer shall promptly deliver such amount or instrument to the Seller or such Affiliate of the Seller, and (b) the Seller or any of its Affiliates receives any payment that is for the account of the Buyer according to the terms of this Agreement or otherwise relates primarily to the Business, the Seller or such Affiliate of the Seller shall promptly deliver such amount or instrument to the Buyer, as applicable. All amounts due and payable under this Section 7.1 shall be due and payable by the applicable party in immediately available funds, by wire transfer to the bank account designated in writing by the relevant party. Notwithstanding the foregoing, each party hereby undertakes to use commercially reasonable efforts to direct or forward all bills, invoices or like instruments to the appropriate party.

Section 7.2    Use of Name and Trademarks. Except as otherwise specifically provided in the Transitional Trademark License Agreement, as soon as reasonably practicable after the Closing, but in any event within thirty (30) days thereafter, the Buyer shall (i) cease all use of any Seller Trademarks, (ii) cease to hold themselves out as having any affiliation, either expressly or by implication, with the Seller, any Subsidiary Transferor or any other Affiliate of the Seller and (iii) remove, strike over or otherwise obliterate and cease use of all Seller Trademarks from all of the Buyer’s assets and other materials.

Section 7.3    Wrong Pocket Assets. Subject to Section 2.8 (Non-Assignable Assets), if at any time within six (6) months following the Closing Date, either the Seller or the Buyer becomes aware that any Purchased Assets (with a value in excess of $10,000 individually) have not been transferred to, or are not owned by the Buyer as of the Closing Date (the “Wrong Pocket Purchased Asset”), or that any Excluded Assets (with a value in excess of $10,000 individually) have been transferred to, or are owned by, the Buyer as of the Closing Date (the “Wrong Pocket Excluded Asset”, together with Wrong Pocket Purchased Asset, each a “Wrong Pocket Asset”), such party shall notify the other party and (a) the Seller shall transfer, or procure the transfer of such Wrong Pocket Purchased Asset to Buyer at the Seller’s sole cost and expense, and the Buyer shall transfer, or procure the transfer of such Wrong Pocket Excluded Asset to Seller at the Buyer’s sole cost and expense; and (b) the Seller or the Buyer, as the case may be, shall take all such additional steps and make such payments as shall be necessary to place the other party in the same economic position as if the transfer of the Wrong Pocket Assets had occurred or had not occurred on the Closing Date, as the case may be (including without limitation, return of any monies received by it on or after the Closing in relation to the Wrong Pocket Asset).

Section 7.4    Non-Solicitation(a) . For a period of eighteen (18) months from and after the Closing Date, the Seller shall not, and shall cause MagnaChip ListCo and its direct and indirect Subsidiaries (each, a “Seller Restricted Party”) not to, directly or indirectly, solicit for hiring or hire, or assist any other Person in the solicitation or hiring of, any Transferred Employee or any person who has been a Transferred Employee in the one hundred twenty (120) days immediately preceding such solicitation or hire, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that the Seller Restricted Parties shall not be restricted from engaging in general or public solicitations or advertising not targeted at any such Persons described above.

(b)    For a period of eighteen (18) months from and after the Closing Date, the Buyer shall not, and shall cause its direct and indirect Subsidiaries and controlled Affiliates (each, a “Buyer Restricted Party”) not to, directly or indirectly, solicit for hiring or hire, or assist any other Person in the solicitation or hiring of, any officer or employee in Korea, China, Germany or Taiwan of the Seller or any of its Affiliates or any person who has been an officer or employee in Korea, China, Germany and Taiwan of the Seller or any of its Affiliates in the one hundred twenty (120) days immediately preceding such solicitation or hire, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that the Buyer Restricted Parties shall not be restricted from engaging in general or public solicitations or advertising not targeted at any such Persons described above.

Section 7.5    Access to Information. From and after the Closing, for a period of seven (7) years therefrom, the Seller, on the one hand, and the Buyer, on the other hand, shall each afford the other and its accountants, counsel and other designated Representatives access upon reasonable advance notice during normal business hours to all records, agreements, documents, files, books, Contracts, instruments, computer data and other data and information in its possession relating to the Business (the “Other Party Records”), insofar as the requesting party can reasonably demonstrate to the other party that such access is required by the other party solely for the purposes of audit, accounting and litigation purposes; provided, however, that the review of the Other Party Records shall be strictly limited to the purpose for which such review is requested. Nothing herein shall require any party or its respective Subsidiaries to disclose information to the extent such disclosure (i) may result in a waiver of attorney-client privilege, work product doctrine or similar privilege, or (ii) may violate any applicable Law or any confidentiality obligation of such party or its respective Subsidiaries.

Section 7.6    Retention of Records. The Buyer agrees to retain all the books and records of the Business existing on the Closing Date and not to destroy or dispose of any thereof for a period of seven (7) years following the Closing Date or such longer time as may be required by Law, and thereafter, if the Buyer desires to destroy or dispose of such books and records, to offer first in writing at least thirty (30) days prior to such destruction or disposition to surrender them to the Seller.

Section 7.7    Ownership of Information; Confidentiality.

(a)    Any information owned by one party or any of its Subsidiaries that is provided to a requesting party pursuant to this Article VII shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

(b)    From and after the Closing, except as otherwise permitted by this Agreement or with the prior written consent of the other party, each party and its Affiliates shall, and shall use their reasonable best efforts to cause their respective Representatives to, hold in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law or the rules of any stock exchange on which such Person’s securities are listed or sought to be listed, any information provided to a requesting party pursuant to this Article VII, except (i) to the extent that such information can be shown to have been in the public domain through no fault of such party or its Subsidiaries or Affiliates, (ii) to the extent that such information can be shown to have been later lawfully acquired by such party after the Closing, (iii) that such party may disclose, or may permit disclosure of, such information to its respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information for auditing and other non-commercial purposes and are informed of their obligation to hold such information confidential to the same extent as is applicable to the parties to this Agreement and in respect of whose failure to comply with such obligations, the applicable party will be responsible, and (iv) that such party may disclose, or may permit disclosure of, such information as required in connection with any legal or other proceeding by such party against the Seller (in the case of the Buyer) or the Buyer (in the case of the Seller). The obligation of each party and its respective Subsidiaries and Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

Section 7.8    Transfer Taxes.

(a)    Except as otherwise provided in this Section 7.8, all sales, use, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the transactions contemplated by this Agreement and all related interest and penalties for which the Seller or MSK, on the one hand, or the Buyer, on the other hand, may be liable shall be allocated in accordance with the applicable Law, and for the avoidance of doubt, any capital gains or corporate Tax that is or may become due on part of the Seller, MSK or any of the other Subsidiary Transferors as a result of the transactions contemplated by this Agreement shall be borne by the Seller, MSK or their Affiliates, as the case may be.

(b)    The parties acknowledge that certain Purchased Assets may give rise to VAT under applicable Law. MSK shall issue a VAT invoice (the “VAT Invoice”) to the Buyer no later than three (3) Business Days prior to the anticipated Closing Date, together with supporting calculations, where the VAT applicable for such Purchased Assets shall be calculated in accordance with applicable Law based on the allocation of the Purchase Price set forth in such supporting calculations. On or prior to two Business Days prior to the statutory due date, the Buyer shall pay the VAT as set forth in the VAT Invoice to the relevant Korean Tax authority, together with the submission of a return for payment of VAT by proxy (on behalf of MSK) under Article 95(5) of the Enforcement Decree of Value-Added Tax Act of Korea. Upon the payment of the VAT by the Buyer, the Buyer shall promptly furnish to the Seller or MSK all receipts and all other documents reasonably requested by the Seller or MSK evidencing proper payment of the VAT to the relevant Korean Tax authority. In the event of any post-Closing adjustment to the

Purchase Price under Section 2.6 and any changes to the Allocation Schedule pursuant to Section 2.7, the parties shall cooperate and complete a re-apportionment of the Purchase Price in a timely manner, pursuant to which MSK shall issue an amended VAT Invoice to the Buyer, and the Buyer shall take necessary actions relating thereto.

Section 7.9    No Restriction on Operation of Businesses of Seller and its Affiliates. The Seller and the Buyer hereby agree that no provision in this Agreement or any of the Ancillary Agreements shall, nor shall the consummation of the Transaction or the other transactions contemplated by this Agreement or the Ancillary Agreements, give rise, whether pursuant to or by operation of applicable Law or otherwise, to a restriction on, or in any way limit, the ability of the Seller or any of its Affiliates to operate the Other Businesses or to pursue any other business venture (whether through the Other Businesses or otherwise) from and after the Closing.

Section 7.10    Trade Payables; Post-Closing Contracts and Receivables.

(a)    The Seller shall set aside a portion of the Estimated Purchase Price sufficient to pay off and discharge the outstanding trade payables of MSK that have been invoiced by its vendors as of no earlier than the third (3rd) Business Day prior to the execution of this Agreement, as set forth in Exhibit N hereto, on or prior to their due dates.

(b)    For a period of six (6) months after the Closing Date, in the event any Subsidiary Transferor receives any order, offer or otherwise any agreement by a customer to purchase, or any receivables accruing after the Closing Date with respect to, any product or service of the Business, the Seller shall promptly notify the Buyer of such order, offer, agreement or receivable and transfer such order, offer, agreement or receivable to the Buyer, subject to any third party consent that may be required with respect thereto.

Section 7.11    Non-Competition. From the Closing Date to the date that is the earlier of (A) three (3) years after when MSK ceases to provide Foundry Services to Buyer under the Foundry Services Agreement (MSK to Buyer) and (B) six (6) years after the Closing Date, the Seller shall not, and shall cause the Seller Restricted Parties not to, directly or indirectly through any other Person, operate, own, manage, engage in or acquire any interest in any business that provides Foundry Services (a “Competing Business”). Notwithstanding the foregoing, this Section 7.11 shall in no way (i) limit or restrict the ability of the Seller or any of its Affiliates from manufacturing products in a foundry (x) that are ultimately incorporated into third party components for customers of the Other Businesses or (y) pursuant to the Foundry Services Agreement (MSK to Buyer), (ii) prohibit the Seller or any of its Affiliates from owning not more than two percent (2%) of the outstanding securities of any class of any Person whose securities are listed on an international stock exchange or market and who is engaged in a Competing Business or (iii) restrict the Seller or any of its Affiliates from entering into cross license agreements or other arrangements with producers of products similar to those produced by the Seller or any of its Affiliates for the purpose of protecting their own ability to manufacture products in the Other Business, or (iv) restrict the Seller or any of its Affiliates from exercising their rights and performing their obligations under any Contracts (other than the Assigned Contracts) to which they are a party as of the Closing Date.

ARTICLE VIII

EMPLOYEE MATTERS

Section 8.1    Transfer of Business Employees. The parties agree that all Business Employees will be transferred to the Buyer as of the Closing Date, unless any of the Business Employees formally objects to the transfer of his or her employment (in which case, the employment of such Business Employee shall not be transferred to the Buyer); for the avoidance of doubt, the parties acknowledge and agree that the Transaction shall be deemed a business transfer from the labor and employment perspective under Korean Law. Notwithstanding the foregoing, in lieu of being transferred to the Buyer as of the Closing Date, the Business Employees based outside of Korea may continue to be employed by the Subsidiary Transferors for a certain period after the Closing Date pursuant to the Transition Services Agreement until the Buyer has established an entity or alternative arrangement in those locations. The Buyer shall assume, and the Seller shall cause each of the Subsidiary Transferors to transfer, such Business Employees (each, a “Transferred Employee”), the list of which shall be provided by the Seller to the Buyer at least five (5) Business Days prior the Closing Date. The Buyer agrees to employ the Transferred Employees on the same terms and conditions as those under which the Transferred Employees are employed by the Subsidiary Transferors as of the Closing Date. The Seller agrees that prior to the Closing, the Seller shall, or shall cause its Subsidiary Transferors to, use commercially reasonable efforts to obtain written confirmations, substantially in the form to be shared with the Buyer in advance, from the Transferred Employees on the transfer of their employment to the Buyer (the “Transferred Employee Confirmations”); provided that the Seller shall not be obligated to make any payment to the Transferred Employees in order to obtain their confirmations. The Seller shall, on or prior to the Closing Date, pay each Transferred Employee an M&A bonus. Promptly following the Closing, the Buyer shall enter into a collective bargaining agreement with the new Union of the Transferred Employees at the Buyer that is in the form of the new collective bargaining agreement entered into between MSK and MagnaChip Semiconductor Labor Union prior to the Closing.

Section 8.2    Employment Guarantee. For a certain period following the Closing Date to be agreed among the parties to this Agreement in writing, with respect to each Transferred Employee who is not an executive with an employment contract with MSK or a temporary employee/worker immediately prior to Closing, the Buyer shall not (i) terminate the engagement or employment of any Transferred Employee or take any adverse measures against any such Transferred Employee, including termination, suspension or demotion, other than for just cause as permitted under the Labor Standards Act of Korea (it being understood that the Buyer shall not engage in compulsory layoffs of Transferred Employees for such period); (ii) modify any terms of contract, engagement or employment existing as of the Closing Date in a manner adverse to the interests of any Transferred Employees, other than for just cause; (iii) shut-down or close any factory or facility in which the Transferred Employees provide services or (iv) transfer the employment of any Transferred Employee to any Affiliate of the Buyer without such Transferred Employee’s consent.

ARTICLE IX

CONDITIONS

Section 9.1    Conditions to Each Party’s Obligations to Close. The respective obligation of each party to this Agreement to effect the Transaction is subject to the satisfaction or waiver on or before the Closing Date of each of the following conditions:

(a)    Required Regulatory Approvals. The Required Regulatory Approvals shall have been obtained.

(b)    No Orders. No Governmental Authority shall have issued any Order that enjoins or otherwise prohibits consummation of the Transaction.

Section 9.2    Conditions to Obligations of the Buyer. The obligations of the Buyer to effect the Transaction are also subject to the satisfaction or waiver by the Buyer on or before the Closing Date of the following conditions:

(a)    Representations and Warranties. The representations and warranties of the Seller set forth in this Agreement (other than in Section 4.9(b)) shall be true and correct in all respects, without regard to any “materiality” or “Business Material Adverse Effect” qualifications contained in them, at and as of the Closing Date, as though made on and as of such date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), with only such exceptions as would not individually or in the aggregate have a Business Material Adverse Effect.

(b)    Performance of Obligations. The Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Closing Date.

(c)    Business Material Adverse Effect. No fact, event, condition or circumstance shall have occurred that has a Business Material Adverse Effect except in relation to any matter disclosed in the Seller Disclosure Letter. Notwithstanding anything to the contrary in Section 12.2, this Section 9.2(c) and any interpretation thereof shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to conflict of law principles thereof.

(d)    Labor Agreement; M&A Bonus. Pursuant to Section 8.1, an M&A bonus shall have been paid to all the Transferred Employees, and the Labor Agreement has been entered into.

(e)    Affirmation. The Affirmation, duly executed by the IT Auditor, shall have been delivered to the Buyer and Seller, which condition, for purposes of this Section 9.2(e) and ARTICLE X, shall be deemed satisfied on the six (6)-month anniversary of the date hereof, regardless of whether such Affirmation has actually been delivered or not.

(f)    Officer’s Certificate. The Buyer shall have received a certificate, signed by an executive officer of the Seller, certifying as to the matters set forth in Section 9.2(a), Section 9.2(b) and Section 9.2(d).

Section 9.3    Conditions to Obligation of the Seller. The obligation of the Seller to effect the Transaction is also subject to the satisfaction or waiver by the Seller on or before the Closing Date of the following conditions:

(a)    Representations and Warranties. The representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all respects, without regard to any “materiality” or “Buyer Material Adverse Effect” qualifications contained in them, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), unless the failure or failures of representations and warranties to be true and correct in all respects would not individually or in the aggregate have a Buyer Material Adverse Effect.

(b)    Performance of Obligations. The Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Closing Date.

(c)    Officer’s Certificate. The Seller shall have received a certificate, signed by an executive officer of the Buyer, certifying as to the matters set forth in Section 9.3(a) and Section  9.3(b).

Section 9.4    Frustration of Closing Conditions. Neither the Seller, on the one hand, nor the Buyer, on the other hand, may rely, either as a basis for not consummating the Transaction or for terminating this Agreement and abandoning the Transaction, on the failure of any condition set forth in Section 9.1, Section 9.2 or Section 9.3, as the case may be, to be satisfied if such failure was materially contributed to by such party’s breach of any provision of this Agreement or failure to use its reasonable best efforts to consummate the Transaction, as required by this Agreement.

ARTICLE X

TERMINATION

Section 10.1    Termination by Mutual Consent. This Agreement may be terminated at any time before the Closing by mutual written consent of the Seller and the Buyer.

Section 10.2    Termination by Either the Seller or the Buyer. This Agreement may be terminated by either the Seller or the Buyer at any time before the Closing:

(a)    if the Transaction has not been consummated by a date that is seven (7) months following the date of this Agreement (the “Termination Date”). Notwithstanding the foregoing, the right to terminate this Agreement under this Section 10.2(a) shall not be available to any party to this Agreement whose breach of any covenant or agreement of this Agreement has materially contributed to, or resulted in, the failure to consummate the Transaction by such date; or

(b)    if any Order by a Governmental Authority enjoins or otherwise prohibits consummation of the Transaction and such Order shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 10.2(b) shall have used the required efforts to prevent the entry of and remove such Order in accordance with its obligations under this Agreement.

Section 10.3    Termination by the Buyer. This Agreement may be terminated by the Buyer at any time before the Closing:

(a)    if the Seller breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition to Closing set forth in Section 9.2(a) or Section 9.2(b) and (ii) has not been cured by the Seller on or before the earlier of (A) the Business Day prior to the Termination Date and (B) the date that is twenty (20) Business Days after the Seller’s receipt of written notice of such breach from the Buyer (but only so long as the Buyer is not then in breach of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition to Closing set forth in Section 9.3(a) or Section 9.3(b)); or

(b)    if (i) all of the conditions set forth in Article IX have been satisfied (other than any condition the failure of which to be satisfied is attributable, in whole or in part, to a breach by the Seller of its representations, warranties, covenants or agreements contained in this Agreement and other than conditions that, by their nature, are to be satisfied at the Closing) or waived, (ii) the Buyer has confirmed by written notice to the Seller that all of the conditions set forth in Section 9.1 and Section 9.2 have been satisfied (other than any condition the failure of which to be satisfied is attributable, in whole or in part, to a breach by the Seller of its representations, warranties, covenants or agreements contained in this Agreement and other than conditions that, by their nature, are to be satisfied at the Closing) or waived and that it intends to terminate this Agreement pursuant to this Section 10.3(b), and (iii) the Seller and MSK fail to consummate the transactions contemplated by this Agreement within ten (10) Business Days after the delivery of such notice.

Section 10.4    Termination by the Seller. This Agreement may be terminated by the Seller at any time before the Closing:

(a)    if the Buyer breaches any of its respective representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition to Closing set forth in Section 9.3(a) or Section 9.3(b) and (ii) has not been cured by the Buyer on or before the earlier of (A) the Business Day prior to the Termination Date and (B) the date that is twenty (20) Business Days after the Buyer’s receipt of written notice of such breach from the Seller (but only so long as the Seller is not then in breach of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition to Closing set forth in Section 9.2(a)) or Section 9.2(b));

(b)    in accordance with Section 6.9(a), if the Buyer fails to deposit the Buyer Deposit substantially concurrently with the execution of this Agreement; or

(c)    if (i) all of the conditions set forth in Article IX have been satisfied (other than any condition the failure of which to be satisfied is attributable, in whole or in part, to a breach by the Buyer of its representations, warranties, covenants or agreements contained in this Agreement and other than conditions that, by their nature, are to be satisfied at the Closing) or waived, (ii) the Seller has confirmed by written notice to the Buyer that all of the conditions set forth in Section 9.1 and Section 9.3 have been satisfied (other than any condition the failure of which to be satisfied is attributable, in whole or in part, to a breach by the Buyer of its representations, warranties, covenants or agreements contained in this Agreement and other than conditions that, by their nature, are to be satisfied at the Closing) or waived and that it intends to terminate this Agreement pursuant to this Section 10.4(c), and (iii) the Buyer fails to consummate the transactions contemplated by this Agreement within ten (10)  Business Days after the delivery of such notice.

Section 10.5    Effect of Termination. In the event of termination of this Agreement, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of the Buyer or the Seller (or any Buyer Related Party or Seller Related Party); provided, that the Confidentiality Agreement and the provisions of Section 6.3(b), Section 6.6, this Section 10.5, Section 10.6, and Article XII shall survive the termination hereof; provided, further, that nothing in this Section 10.5 shall be deemed to release any party from liability for fraud or willful and material breach by such party of the terms of this Agreement.

Section 10.6    Buyer Termination Fee; Seller Termination Fee.

(a)    The Buyer shall pay to the Seller an amount equal to $34,470,000 (the “Buyer Termination Fee”):

(i)    if this Agreement is terminated by the Seller pursuant to Section 10.4(c); or

(ii)    if this Agreement is terminated by the Seller or the Buyer pursuant to Section 10.2(a) and the Seller would have been entitled to terminate this Agreement pursuant to Section 10.4(c) but for such termination pursuant to Section 10.2(a), in each case, which shall be satisfied by the release of Buyer Escrow Funds in accordance with Section 6.9(c) (and if the Buyer Termination Fee exceeds the then existing Buyer Escrow Funds, then the Buyer shall pay to the Seller such excess by wire transfer of immediately available funds within five (5) Business Days after termination).

(b)    The Seller or MSK shall pay, or cause to be paid, to the Buyer an amount equal to $ 34,470,000 (the “Seller Termination Fee”, and together with the Buyer Termination Fee, the “Termination Fees” and each a “Termination Fee”):

(i)    if this Agreement is terminated by the Buyer pursuant to Section 10.3(b); or

(ii)    if this Agreement is terminated by the Seller or the Buyer pursuant to Section 10.2(a) and the Buyer would have been entitled to terminate this Agreement pursuant to Section 10.3(b) but for such termination pursuant to Section 10.2(a), in each case, which shall be satisfied by either the exercise of the Buyer’s rights under the Factory (Kun) Mortgage Agreement or the release of Seller Escrow Funds in accordance with Section 6.9(c), as the case may be (and if the Seller Termination Fee exceeds the then existing Seller Escrow Funds, then the Seller or MSK shall pay, or cause to be paid, to the Buyer such excess by wire transfer of immediately available funds within five (5) Business Days after termination).

(c)    If either Buyer or Seller fails to pay its respective Termination Fee as required pursuant to this Section 10.6 when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the rate of interest publicly announced by JPMorgan Chase Bank, N.A., in the City of New York from time to time during such period, as such bank’s Prime Lending Rate. In addition, if either Buyer or Seller fails to pay its respective Termination Fee when due, such party shall also pay to the other party all of such party’s costs and expenses (including attorneys’ fees) in connection with all actions to collect such fee.

(d)    The Buyer, Seller and MSK acknowledge that (i) each Termination Fee and other provisions of this Section 10.6 are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, the Buyer, Seller and MSK would not enter into this Agreement and (iii) any amount payable pursuant to this Section 10.6 constitutes a penalty (Wi-yak-bul in Korean) that is valid and enforceable under Korean law. The foregoing shall in no way impair the rights of the Seller, MSK or Buyer to obtain injunctive or other equitable relief pursuant to Section 12.13 prior to any termination of this Agreement.

(e)    The Buyer, Seller and MSK further acknowledge that, subject in all respects to the Buyer’s, Seller’s and MSK’s, respective rights set forth in Section 12.13, (A) in the event any Termination Fee is paid to a party to this Agreement in circumstances for which such fee is payable pursuant to Section 10.6, payment of such Termination Fee shall be the sole and exclusive monetary damages remedy of the Buyer Related Parties or Seller Related Parties, as applicable, against the Seller Related Parties or Buyer Related Parties, respectively, for any Losses suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and (B) upon payment of such amounts none of the Seller Related Parties or Buyer Related Parties, as applicable, shall have any further Liability relating to or arising out of this Agreement or the transactions contemplated by this Agreement. Notwithstanding anything else to the contrary herein, for the avoidance of doubt, while the Seller and MSK, on the one hand, and the Buyer, on the other hand, may, subject in all respects to this Section 10.6 and Section 12.13, concurrently pursue (i) both a grant of specific performance or other equitable relief in accordance with Section 12.13 and (ii) the payment of the Buyer Termination Fee or the Seller Termination Fee, as applicable, under this Section 10.6, under no circumstances shall the Seller, MSK or Buyer be permitted or entitled to receive, directly or indirectly, both a grant of specific performance that results in a Closing and any money damages or Losses, including all or any portion of the Buyer Termination Fee or the Seller Termination Fee, as applicable.

(f)    In connection with any Losses suffered by any Buyer Related Party as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, other than in the circumstances in which the Buyer is entitled to receive the Seller Termination Fee in accordance with Section 10.6(b) (in which case Section 10.6(e) shall apply), the Buyer agrees, on behalf of itself and the Buyer Related Parties, that the maximum aggregate monetary Liability of the Seller, MSK and the Seller Related Parties, if any, shall be limited to the amount of the Seller Termination Fee, and in no event shall the Buyer or any Buyer Related Party seek or be entitled to recover from the Seller, MSK or any Seller Related Parties, and the Buyer on behalf of itself and the Buyer Related Parties hereby irrevocably waives and relinquishes any right to seek or recover, any monetary damages or Losses in excess of such amount. In connection with any Losses suffered by any Seller Related Party as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, other than in the circumstances in which the Seller is entitled to receive the Buyer Termination Fee in accordance with Section 10.6(a) (in which case Section 10.6(e) shall apply), the Seller agrees, on behalf of itself and the Seller Related Parties, that the maximum aggregate monetary Liability of the Buyer and the Buyer Related Parties, if any, shall be limited to the amount of the Buyer Termination Fee, and in no event shall the Seller, MSK or any Seller Related Party seek or be entitled to recover from the Buyer or any Buyer Related Parties, and the Seller on behalf of itself and the Seller Related Parties hereby irrevocably waives and relinquishes any right to seek or recover, any monetary damages or Losses in excess of such amount.

ARTICLE XI

W&I INSURANCE POLICY AND INDEMNIFICATION

Section 11.1    Insured Claim and W&I Insurance Policy.

(a)    Prior to the Closing, the Buyer shall have provided to the Seller a true and complete copy of the buyer-side warranty and indemnity insurance policy, to be issued at Closing in the name of and for the benefit of the Buyer, as set forth in Exhibit M hereto (the “W&I Insurance Policy”).

(b)    Notwithstanding anything to the contrary in this Agreement, the Buyer acknowledges and agrees that the Seller has entered into this Agreement on the condition that the Buyer has purchased the W&I Insurance Policy as its sole and exclusive remedy in respect of any and all Non-Indemnified Claims, other than any remedies for Seller’s fraud or fraudulent misrepresentation.

(c)    The Buyer shall timely pay all premiums and other payments required for the full term of the W&I Insurance Policy and otherwise comply with all of its obligations under the W&I Insurance Policy in all material respects. The Buyer shall ensure, and the Seller acknowledges and agrees, that the W&I Insurance Policy provides that the insurer shall not be entitled to subrogate against the Seller or any of its Affiliates and Representatives in respect of any claim or payment made under the W&I Insurance Policy and shall otherwise not permit any amendment to the W&I Insurance Policy that has or could have the effect of creating liability on the part of the Seller and its Affiliates and Representatives.

(d)    For the avoidance of doubt, the Seller and the Buyer each acknowledges and agrees that, for the purposes of a Non-Indemnified Claim, the Buyer shall make claims pursuant to and in accordance with the procedures set out in the W&I Insurance Policy, other than for any remedies for Seller’s fraud or fraudulent misrepresentation.

(e)    Irrespective of whether or not the Buyer purchases and maintains the W&I Insurance Policy, the Buyer, on behalf of itself and its Affiliates hereby waives, to the fullest extent permitted by applicable Laws, and agrees not to assert in any Legal Action of any kind, any and all rights, claims and causes of action they may now have or hereafter have against the Seller, its Affiliates and their respective Representatives, and their respective successors and assigns (collectively, the “Seller Related Parties”), in equity or at law, in contract, tort or otherwise, related to, arising out of, or in connection with the Non-Indemnified Claims, subject to the limitations and other terms and conditions contained herein, other than any remedies for Seller’s fraud or fraudulent misrepresentation.

Section 11.2    Indemnification. Subject to the limitations set forth in this Article XI, from and after the Closing:

(a)    Buyer agrees to indemnify, defend and hold harmless the Seller and its Affiliates, and their respective directors, officers, employees, agents, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses that are incurred as a result of (i) any inaccuracy in or breach of any representation or warranty made by the Buyer in this Agreement, (ii) any breach of, or failure by the Buyer to perform any of its covenants in Article VI, Article VII and Article VIII and (iii) any Assumed Liability.

(b)    MSK agrees to indemnify, defend and hold harmless the Buyer and its Affiliates, and their respective directors, officers, employees, agents, successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all Indemnified Losses, provided that none of the Seller, MSK or other Subsidiary Transferors shall otherwise have any obligation or liability for any Losses incurred by the Buyer Indemnified Parties or their respective successors or assigns for any inaccuracy or breach of any of the representations or warranties that are Non-Indemnified Claims.

Section 11.3    Survival of Representations, Warranties and Covenants. The representations and warranties of the Seller and the Buyer contained in this Agreement and any claims based on breach or inaccuracy of the same shall survive the Closing for a period of eighteen (18) months from the Closing Date, provided that

(i) the representations and warranties in Section 4.15 (Environmental Matters) shall survive for a period of three (3) years from the Closing Date, and (ii) the representations and warranties in Section 4.14 (Taxes) shall survive for a period of five (5) years from the Closing Date. The covenants and agreements in this Agreement requiring performance on or prior to the Closing Date shall survive for sixty (60) days from the Closing Date. The covenants and agreements in this Agreement requiring performance after the Closing Date shall survive in accordance with their terms.

Section 11.4    Limitations.

(a)    The Buyer Indemnified Parties shall not make a claim against the Seller for indemnification under Section 11.2 for its Losses unless and until the aggregate amount of such Losses (excluding all Losses in respect of any single claim which does not exceed $100,000 for which no claim for indemnification may be made (the “Threshold Amount”)) exceeds the amount equal to one percent (1%) of the Base Purchase Price (the “Basket”), in which event the Buyer Indemnified Parties may claim indemnification with respect to the amount of such Losses in excess of the Basket. Except as provided in the following paragraph (b), the aggregate liability of the Seller for Buyer Indemnified Parties’ Losses with respect to any and all claims made pursuant to Section 11.2 shall be limited to four percent (4%) of the Base Purchase Price (the “Indemnity Cap”).

(b)    Notwithstanding any other provision of this Agreement, in no event shall an Indemnified Party be entitled to indemnification to the extent: (i) any facts or circumstances giving rise to the claim arise solely by reason or in consequence of the due execution and performance of this Agreement or the other Ancillary Agreements, (ii) the Losses would not have arisen or occurred but for an act, omission or transaction done, made or carried out by (A) the Indemnifying Party, its Affiliates, or any of their Representatives at the written request of or with the written consent of the Indemnified Parties or (B) the Indemnified Parties, or (iii) the Losses arise from or are otherwise related to any facts or circumstances notified to the Indemnified Parties in writing in the Seller Disclosure Letter or any facts or circumstances that should have reasonably been known to the Indemnified Parties from the written materials, data, or other information that has been disclosed or provided to the Buyer on or prior to the date of this Agreement. Each Indemnified Party must use reasonable efforts to mitigate any Losses for which such Indemnified Party seeks indemnification under this Agreement.

(c)    Notwithstanding anything to the contrary set forth herein but except as provided in Section 10.6, no party hereto shall be liable for (and Losses shall not include) any consequential damages, punitive, exemplary, incidental or indirect damages relating to any breach of this Agreement. No breach of any representation, warranty, covenant or agreement contained herein or in any other documents in connection herewith shall give rise to any right on the part of the Buyer, the Seller or MSK, after Closing, to rescind this Agreement or any of the transactions contemplated hereby.

Section 11.5    Claims for Indemnification.

(a)    Procedure for Third-Party Claims. All claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim against an Indemnified Party (a “Third Party Claim”) shall be made in accordance with the following procedures. An Indemnified Party shall give prompt written notification (not more than thirty (30) days after becoming aware of any third party claim) to the Indemnifying Party of the commencement of any action, suit or proceeding relating to a third-party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a third party. Such notification shall include a description in reasonable detail, to the extent known or on hand at the time, of the facts constituting the basis for such third-party claim, all relevant documentation with respect to such third-party claim (including any summons, complaint, pleading, written demand or other document or instrument) and the amount of the Losses claimed (if reasonably practicable). The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, however, that if the Indemnifying Party is the Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense at the reasonable expense of the Indemnifying Party. The party not controlling such defense may participate therein at its own expense. The party controlling such defense shall use reasonable efforts to defend against and keep the other party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall have the Right to settle such action, suit, proceeding or claim; provided, further, however, (i) the Indemnified Party shall not admit any liability or agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, and (ii) the Indemnifying Party shall not admit any liability or agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnified Party.

(b)    Procedure for Direct Claims. In the event an Indemnified Party claims a Right to payment pursuant hereto with respect to any matter not involving a Third-Party Claim (a “Direct Claim”), such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party (a “Notice of Claim”). Such Notice of Claim shall specify in detail the legal basis for and the underlying facts of such Direct Claim. For the avoidance of doubt, the parties hereto agree and understand that Notices of Claim in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period for such representation or warranty under Section 11.3 (Survival of Representations and Warranties).

Section 11.6    Payment of Claims. If either party hereto becomes obligated to indemnify an Indemnified Party with respect to any claim for indemnification hereunder and the amount of liability with respect thereto shall have been finally determined, the Indemnifying Party shall pay such amount to the Indemnified Party in immediately available funds within twenty (20) days following written demand by the Indemnified Party. In calculating amounts payable to an

Indemnified Party, the amount of any indemnified Losses shall be determined without duplication of any other Loss for which an indemnification claim has been made or could be made under any other representation, warranty, covenant, or agreement and shall be computed net of (i) insurance proceeds, contribution or other similar payments recoverable by the Indemnified Party under any insurance policy (including the W&I Insurance Policy) with respect to such Losses, (ii) any prior or subsequent recovery by the Indemnified Party from any third party with respect to such Losses, (iii) the amount of any reserve related to such Losses taken into account or disclosed in the Business Balance Sheet, and (iv) any Tax benefit attributable to such Losses realized by the Buyer or any of its Affiliates. All indemnification payments under this Agreement shall be treated as adjustments to the Purchase Price for all Tax purposes unless required otherwise by Law.

Section 11.7    Exclusive Remedy. Without limiting Section 11.1(b) from and after the Closing, the remedies provided in this Article XI shall constitute the sole and exclusive remedy of any Indemnified Party for damages arising out of, resulting from or incurred in connection with any claims related to this Agreement, other than any remedies for fraud; provided, that the foregoing shall not limit the rights of the parties hereto to seek equitable remedies (including specific performance or injunctive relief).

ARTICLE XII

MISCELLANEOUS

Section 12.1    Fees and Expenses. Except as explicitly provided otherwise in this Agreement, whether or not the Transaction is consummated, all fees, costs and expenses (including those payable to Representatives) incurred by any party to this Agreement or on its behalf in connection with this Agreement and the transactions contemplated by this Agreement (“Expenses”) shall be paid by the party incurring those Expenses, except that the filing fees for any filings made in connection with obtaining the Required Regulatory Approvals shall be borne equally by the Buyer and the Seller.

Section 12.2    Governing Law. Except as set forth in Section 9.2(c), this Agreement and any dispute, claim, legal action, suit, proceeding or controversy arising out of or relating hereto, shall be governed by, and construed in accordance with, the Laws of Korea, without regard to conflict of law principles thereof.

Section 12.3    Arbitration If Closing Not Completed.. Any dispute, controversy or claim arising out of, relating to or in connection with this Agreement on or prior to the Closing or in the event that the Closing is not completed for any reason, including any dispute, controversy or clam arising out of or relating to any failure to complete the Closing in accordance with this Agreement (including payment of termination fee or under Section 6.9 and ARTICLE X, or specific performance for consummation of closing), shall be referred to and finally resolved by arbitration. The place of arbitration shall be Seoul, Korea, and the arbitration shall be administered by the International Chamber of Commerce (the “ICC”) in accordance with the ICC Arbitration Rules in force at the date of commencement of the arbitration (the “Rules”). The arbitration shall be decided by a tribunal of three (3) arbitrators, whose appointment shall be in accordance with the Rules. Arbitration proceedings (including any arbitral award rendered) shall be in English. By agreeing to arbitration, none of the parties hereto intend to deprive any court of competent jurisdiction of its ability to issue any form of provisional remedy, including any preliminary injunction or attachment in aid of the arbitration, or order any interim or conservatory measure.

Section 12.4    Litigation on Claims After Closing. With respect to any dispute, controversy or claim arising out of, relating to or in connection with this Agreement after the completion of the Closing in accordance with this Agreement, each party to this Agreement irrevocably and unconditionally submits to the personal jurisdiction of the Seoul Central District Court as the first instance.

Section 12.5    Notices. All notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a party as shall be specified by like notice):

If to the Buyer, to:

Magnus Semiconductor, LLC

4th Floor, Yeondang Bldg., Taeheran-ro,

Gangnam-gu, Seoul, Republic of Korea 06158

Attention: Sung Jae, Cha & Yeonkyu, Kim, Representative Directors

Facsimile: (822) 3474-3885 & (822) 552-2599

E-mail: jaycha@alchemistcap.com & ykim@credpart.com

with a copy (which shall not constitute notice) to:

Lee&Ko

c/o Hanjin Building, Namdaemun-ro,

Jung-gu, Seoul, Republic of Korea 04532

Attention: Wonkyu, Han, Esq.

                  Chee-Kwan, Kim, Esq.

Facsimile: (822) 772-4001

E-mail: wonkyu.han@leeko.com

              cheekwan.kim@leeko.com

and

KL Partners

17th Floor, East Wing,

Signature Tower, 100 Cheonggyecheon-ro,

Jung-gu, Seoul, Republic of Korea 04542

Attention: Seong Hoon (Sean) Yi, Esq.

Facsimile: (822) 6226-7800

E-mail: shyi@klpartners.com

If to the Seller or MSK, to:

c/o MagnaChip Semiconductor, Ltd.

VPLEX Bldg., 15F

501 Teheran-ro, Gangnam-gu

Seoul 06168, Republic of Korea

Attention: Theodore S. Kim, General Counsel

Facsimile: +82-2-6903-5093

E-mail: theodore.kim@magnachip.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: Ross A. Fieldston, Esq.

                  Xiaoyu Greg Liu, Esq.

                  Jeffrey D. Marell, Esq.

Facsimile: (212) 757-3900

E-mail: rfieldston@paulweiss.com

             gliu@paulweiss.com

             jmarell@paulweiss.com

and

Kim & Chang

Seyang Building, 39, Sajik-ro 8-gil, Jongno-gu

Seoul 03170, Korea 064

Attention: Bo Yong Ahn

                 Sun Yul Lee

Facsimile: +82-2-737-9091/9092

E-mail: byahn@kimchang.com

             sunyul.lee@kimchang.com

All such notices or communications shall be deemed to have been delivered and received (a) if delivered in person, on the day of such delivery, (b) if by facsimile or electronic mail, on the day on which such facsimile or electronic mail was sent; provided, however, that receipt is personally confirmed by telephone or by reply facsimile or by electronic mail, as the case may be, (c) if by certified or registered mail (return receipt requested), on the seventh (7th) Business Day after the mailing thereof or (d) if by reputable overnight delivery service, on the third (3rd) Business Day after the sending thereof.

Section 12.6    Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties to this Agreement.

Section 12.7    Extension; Waiver. At any time before the Closing, the Buyer, on the one hand, and the Seller, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (c) subject to applicable Law, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

Section 12.8    Entire Agreement. This Agreement (including the exhibits and schedules hereto), the Seller Disclosure Letter and the Confidentiality Agreement contain all of the terms, conditions and representations and warranties agreed to by the parties relating to the subject matter of this Agreement and supersede all prior or contemporaneous agreements, negotiations, correspondence, undertakings, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. Without limiting the generality of Section 5.9, no representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

Section 12.9    No Third-Party Beneficiaries. The Buyer and the Seller hereby agree that their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 12.7 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the Knowledge of any of the parties hereto. Accordingly, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 12.10    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, then (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 12.11    Rules of Construction. The parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Subject to and without limiting the introductory language to Article IV and Article V, each party to this Agreement has or may have set forth information in its respective disclosure letter in a section of such disclosure letter that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a disclosure letter to this Agreement shall not constitute an admission by such party that such item is material, that such item has had or would have a Business Material Adverse Effect or Buyer Material Adverse Effect, as the case may be, or that the disclosure of such be construed to mean that such information is required to be disclosed by this Agreement.

Section 12.12    Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights or liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion; provided that the Buyer shall have the right to assign this Agreement to a wholly owned Subsidiary of Buyer, but such assignment shall not relieve the Buyer from its obligations and liabilities hereunder. Any purported assignment without such prior written consent shall be void.

Section 12.13    Specific Performance. The parties to this Agreement agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent or cure breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with Section 12.3, and the parties to this Agreement hereby waive any requirement for the posting of any bond or similar collateral in connection therewith. The parties to this Agreement further acknowledge and agree that before the Closing or the termination of this Agreement in accordance with Article X, the sole and exclusive remedies of any party hereto in respect of any breach or alleged breach hereunder shall be an injunction, specific performance or other equitable relief to prevent or cure such breaches by any other party and/or to enforce specifically the terms and provisions of this Agreement, including to obtain an order of specific performance requiring such other party (if all conditions in Article IX (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied) to effect the Closing in accordance with Section 3.1, on the terms and subject to the conditions in this Agreement, provided, however, that (i) the failure by any party to seek an injunction, specific performance or other equitable relief in respect of any breach or alleged breach hereunder before the Closing or the termination of this Agreement in accordance with Article X shall not prejudice such party’s right to pursue any and all available remedies after the Closing or the termination of this Agreement in accordance with Article X in respect of any breach that occurred before the Closing or the termination of this Agreement in accordance with Article X, including the right to receive the Buyer Termination Fee or the Seller Termination fee, as applicable (and, in each case, any interest payable thereon pursuant to Section 10.6(b)) and (ii) the fact that a party seeks pursuant to this Section 12.13 an injunction, specific performance or other equitable relief before the Closing or the termination of this Agreement in accordance with Article X, but does not obtain such relief, shall not prejudice such party’s right to pursue any and all available remedies after the Closing or the termination of this Agreement in accordance with Article X for any breach that occurred prior thereto, including the right to receive the Buyer Termination Fee or the Seller Termination Fee (and any interest payable thereon pursuant to Section 10.6(b)). Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) the other party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 12.14    Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement. This Agreement shall become effective when, and only when, each party hereto shall have received a counterpart signed by all of the other parties hereto.

Section 12.15    Interpretation. Unless the express context otherwise requires:

(a)    the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)    terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)    the terms “Dollars” and “$” mean U.S. dollars;

(d)    references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e)    wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)    references herein to any gender shall include each other gender;

(g)    references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, that nothing contained in this Section 12.15 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h)    references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i)    with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(j)    the word “or” shall be disjunctive but not exclusive;

(k)    references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

(l)    references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof;

(m)    the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement;

(n)    with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence;

(o)    if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day; and

(p)    references herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement”.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

MAGNUS SEMICONDUCTOR, LLC

By:	/s/ Sung Jae Cha
	Name:	Sung Jae Cha
	Title:	Representative Director

By:	/s/ Yeon Kyu Kim
	Name:	Yeon Kyu Kim
	Title:	Representative Director

MAGNACHIP SEMICONDUCTOR S.A.

By:	/s/ Theodore Kim
	Name:	Theodore Kim
	Title:	Director

MAGNACHIP SEMICONDUCTOR, LTD.

By:	/s/ Young-Joon Kim
	Name:	Young-Joon Kim
	Title:	Representative Director

[Signature Page to Business Transfer Agreement]

List of Exhibits and Schedules Omitted from the Business Transfer Agreement

Referenced in Exhibit 10.1 Above

Pursuant to Regulation S-K, Item 601(a)(5), the Exhibits and Schedules to the Business Transfer Agreement referenced in Exhibit 10.1 above, as listed below, have not been filed. The Registrant agrees to furnish supplementally a copy of any omitted Exhibit or Schedule to the Securities and Exchange Commission upon request; provided, however, that the Registrant may request confidential treatment of omitted items.

Exhibits
Exhibit A:	Subsidiary Transferors
Exhibit B:	Balance Sheet Rules
Exhibit C:	Bill of Sale and Assignment and Assumption Agreement
Exhibit D:	Current Assets and Current Liabilities
Exhibit E:	Intellectual Property Assignment Agreement
Exhibit F:	Patent Cross-License Agreement
Exhibit G-1:	Transition Services Agreement (Buyer to MSK)
Exhibit G-2: Exhibit H-1: Exhibit H-2: Exhibit I: Exhibit J: Exhibit K: Exhibit L: Exhibit M: Exhibit N: Exhibit O: Exhibit P:

Transition Services Agreement (MSK to Buyer)

Foundry Services Agreement (Buyer to MSK)

Foundry Services Agreement (MSK to Buyer)

Buyer Escrow Agreement

Lease Agreement for R Building

Epitaxy Wafer Service Agreement

Transitional Trademark License Agreement

W&I Insurance Policy

Trade Payables

Material Business IT Systems

Factory (Kun) Mortgage Agreement

Disclosure Letters
Seller Disclosure Letter